EXHIBIT 3
                                                                       ---------





WE ARE
DELIVERING
STABILITY,
PREDICTABILITY
AND
SUSTAINABLE GROWTH







2000 REPORT TO OUR UNITHOLDERS
PrimeWest Energy Trust

WE ARE
NOW
CANADA'S
LARGEST
GAS-WEIGHTED
ROYALTY TRUST

                                                                    PrimeWest/
                                                              Cypress combined
                                         PrimeWest as at                 as at
                                           Dec. 31, 2000         Dec. 31, 2000

Gas Reserves (as a % of total)                       56%                   66%
Gas Production (as a % of total)                     50%                   60%
Total Enterprise Value ($ millions)                 $546               $1,000+



BEGINNING WITH THIS ANNUAL REPORT, WE ARE USING A 6:1 RATIO FOR CONVERTING NATURAL GAS (MCF) TO BARRELS OF OIL EQUIVALENT (BOE) FOR CURRENT AND PRIOR PERIODS, ONE THAT WILL BE A REGULATORY REQUIREMENT IN 2002 AND ONE THAT BETTER REFLECTS THE ECONOMIC VALUE OF THE COMMODITY. IN PRIOR YEARS, PRIMEWEST HAS REPORTED ITS RESULTS USING A 10:1 RATIO.

Message to Unitholders
5
Strategic Results
9
Management's Discussion and Analysis
17
Financial Statements
29
Supplemental Information
43
Corporate Governance
52

GAS CONVERSION NOTE
Beginning with this annual report, we are using a 6:1 ratio for converting natural gas (Mcf) to barrels of oil equivalent (BOE) for current and prior periods, one that will be a regulatory requirement in 2002 and one that better reflects the economic value of the commodity. In prior years, PrimeWest has reported its results using a 10:1 ratio.

ANNUAL MEETING
Annual Meeting - The Annual General and Special Meeting of Unitholders is scheduled for Tuesday, June 5, 2001, beginning at 3:00 p.m. at the Metropolitan Centre in Calgary.


WHY INVEST IN PRIMEWEST?
We are one of Canada's largest conventional oil and gas royalty trusts. We manage PrimeWest carefully for the ongoing benefit of our unitholders, and in doing so are guided by the operating principle of responsible stewardship.

Our main objective is to deliver stable, predictable and sustainable cash distributions monthly, within the context of a commodity-based business environment.

Our total monthly distribution of $0.22 per trust unit consists of both regular and special components. The regular distribution is 10 cents per trust unit and is sustainable based on normalized, or `mid-cycle', commodity prices. The special monthly rate -- 12 cents beginning with the May 2001 payment -- has reflected our performance in an escalating commodity price environment.

Over the last three years we have outperformed the Toronto Stock Exchange's Oil and Gas Producers Index and the TSE 300. An investment in PrimeWest has provided a high cash-on-cash yield, an attractive rate of return and a favourable tax structure. Last year, 47% of the distribution paid was considered a tax-deferred return of capital.

PrimeWest has quadrupled in size since inception over four years ago. We have improved our capabilities and discipline. And, we are excited by the prospect of delivering incremental growth, prosperity and value to investors in the future.

Our model for SUCCESS

ASSETS
Quality reserves and infrastructure. Oil and gas production provides cash flow.

TACTICS
Adjusted to reflect the business environment.

STRATEGIES
Four core strategies, coupled with strong corporate governance.

GOALS
Top-quartile total return (unit price plus cumulative distributions) on a rolling three-year basis. Distributions that are stable, predictable and sustainable within the context of a cyclical underlying commodity.

VISION
To be recognized by our investors and employees as the best energy trust company as measured by:

o   being the investment and employer of choice within the energy trust sector;
o   being a leader in the industry, and;
o   maintaining a positive corporate culture and image.

VALUE TO UNITHOLDERS
Tax-effective distributions paid monthly.


THE LATEST STEP FORWARD IN GROWTH
In March 2001, PrimeWest Energy Trust successfully acquired Cypress Energy Inc., and in so doing vaulted into the large-cap tier of the royalty trust sector. Not only are we now a much larger and more liquid investment, we are differentiated from our top-tier peers through our weighting toward natural gas. Unitholders are already benefitting: beginning in May, monthly distributions rose 10%, to $0.22 per trust unit, a rate we expect to be able to pay at least through January 2002.

----------------------------------------------------------------------------------------------------------------------------
STRATEGY            2000 OBJECTIVES                    2000 PERFORMANCE                   2001 OBJECTIVES
----------------------------------------------------------------------------------------------------------------------------
Financial Prudence  o Maintain a prudent debt level    o Year-beginning net debt was      o Maintain debt at a level
1                     considering the position in        $2.41 per trust unit. Year-end     appropriate to permit
                      the commodity price cycle.         net debt was $1.52 per trust       acquisitions, to fund the
                    o Maintain a prudent                 unit - down 37%.                   capital program and/or to
                      distribution policy.             o Distribution payout ratio was      withstand lower commodity
                    o Fund future liabilities in a       70.5% versus 91% in 1999. An       prices.
                      way that is fair to current        undistributed reserve, $0.56     o Maintain a responsible
                      and future unitholders.            per trust unit, reduced debt.      distribution payout ratio to
                                                       o Contributed $0.24 per
                                                         produced backstop the
                                                         current special BOE to
                                                         the reclamation fund -
                                                         distribution rate and
                                                         maintain up over
                                                         previous years and a
                                                         prudent capital
                                                         structure. higher than
                                                         the sector average. A
                                                         special contribution of
                                                         $1.5 million was made
                                                         in Q3.
----------------------------------------------------------------------------------------------------------------------------
RISK MANAGEMENT     o Increase the stability and       o Used hedging to help protect     o Layer in hedging instruments
2                     predictability of                  the $0.10-per-trust-unit           as required to backstop the
                      distributions.                     regular and special                regular and special
                                                         distribution rates over the        distribution rates.
                                                         long-term. Gradually increased   o Maintain $0.22-per-trust-unit
                                                         the special distribution rate,     total distribution payment for
                                                         from $0.03, to $0.06, to $0.10     as long as feasible.
                                                         per trust unit.                  o Continue to offer advance
                                                       o Provided guidance to
                                                         our guidance to
                                                         investors about
                                                         investors about our
                                                         changes to the level of
                                                         the expectations for
                                                         distribution special
                                                         distribution rate.
                                                         payments.
                                                       o Sought and acquired
                                                         high-netback reserves
                                                         to reduce distribution
                                                         volatility.
----------------------------------------------------------------------------------------------------------------------------
OPERATING           o Temper natural production        o Initiated 94 separate            o Maintain diversified approach.
EXCELLENCE            declines through a low-risk,       projects, which delivered          Invest $37 million in
3                     well diversified development       1,135 BOE per day of new           diversified projects.
                      program.                           production. Lowered finding      o Capitalize on production
                    o Minimize cost structures.          and development costs.             optimization and development
                                                       o Held 2000 base production          opportunities arising from
                                                         (not including 2000 acquired       new acquisitions, including
                                                         volumes) to 97% of the 1999        Cypress.
                                                         year-end level, substantially    o Maintain 2001 base production
                                                         arresting natural production       to within 95% of the 2000
                                                         decline rates.                     year-end level.
                                                       o Reduced 2000 operating           o Despite increases in power
                                                         and G&A costs per BOE by           costs, continue to reduce
                                                         3% and 28% respectively.           operating costs on a per-BOE
                                                                                            basis.
----------------------------------------------------------------------------------------------------------------------------
ASSET GROWTH        o Improve cash flow quality by     o The percentage of proved         o Continue to closely evaluate
4                     enhancing netbacks.                producing reserves to total        asset attributes of
                    o Improve the reserve quality,       established reserves was 70%,      acquisition targets to improve
                      considering reserve life index     compared with 63% at IPO.          the percentage of proved
                      and the percentage of proved     o Acquisitions added 9.8 million     producing reserves and to
                      reserves.                          BOE of established reserves.       increase average netbacks
                    o Increase the size and            o Established Reserve Life Index     (profit margins).
                      diversity of our asset base        declined from 10.9 to 10.2       o Significantly increase the
                      and replenish development          years.                             size of the Trust and
                      opportunities.                   o Net asset value increased 49%      unitholder liquidity.
                    o Maximize net asset value per       to $10.55 per trust unit.        o Review asset base to
                      unit.                                                                 high-grade assets and identify
                                                                                            potential disposition
                                                                                            candidates.
----------------------------------------------------------------------------------------------------------------------------

JANUARY 2000
o Became operator of Crossfield gas plant; initiated programs for cost efficiency and throughput growth.

APRIL
o    Acquired Venator Petroleum Company Limited for $32 million.

MAY
o    Initiated a special distribution, of $0.03 per trust unit per month.
o Introduced 5% discount on purchases within the Distribution Reinvestment and Optional Trust Unit Purchase plans.
o    Appointed Michael O'Brien to the Board as the fourth independent director.

JUNE
o    Increased the special distribution to $0.06 per trust unit per month.

JULY
o    Acquired Reserve Royalty Corporation for $84 million.

SEPTEMBER
o    Closed a $40.3-million equity financing.
o Increased the special distribution to $0.10 per trust unit per month, with expected payments from November through April 2001.

NOVEMBER
o    Held successful investor information sessions in various Canadian centres.

DECEMBER
o Received approval from The Toronto Stock Exchange for trust unit buy-back program.

                              OPERATING & FINANCIAL
                                   HIGHLIGHTS


OPERATING HIGHLIGHTS
                                                                        2000            1999        Change
Daily sales volumes
     Crude oil (barrels)                                                6,582           5,958          10%
     Natural gas liquids (barrels)                                      1,483           1,293          15%
     Natural gas (millions of cubic feet)                               49.03           46.46           5%
     Total (barrels of oil equivalent)                                 16,237          14,995           8%
Average selling prices
     Crude oil (dollars per barrel)                                     36.67           21.69          69%
     Natural gas liquids (dollars per barrel)                           34.42           19.09          80%
     Natural gas (dollars per thousand cubic feet)                       4.65            2.51          85%
     Total (dollars per barrel of oil equivalent)                       32.19           17.95          79%
Established reserves
     Crude oil (millions of barrels)                                     24.4            20.1          22%
     Natural gas liquids (millions of barrels)                            6.4             6.2           3%
     Natural gas (billions of cubic feet)                               232.7           224.5           4%
     Total (millions of barrels of oil equivalent)                       69.6            63.7           9%
Net asset value
(millions of dollars, except per-trust-unit amounts)
     Established reserves (discounted at 10%)                           623.0           328.0          90%
     Unproved lands                                                      17.2            10.2          69%
     Other assets                                                         0.1             6.9       (100%)
     Long-term debt                                                    (78.9)          (92.2)        (14%)
Total net asset value                                                   558.4           252.9         121%
     Per trust unit                                                     10.55            7.07          49%
Cumulative distributions declared per trust unit                         5.47            3.70          48%

FINANCIAL HIGHLIGHTS
(thousands of dollars except per-BOE and per-trust-unit amounts)         2000            1999       Change
Operating revenues, net of royalties                                  156,561          81,282          93%
Operating expenses                                                     30,175          28,609           5%
Cash G&A expenses                                                       4,140           5,321        (22%)
Cash management fees                                                    3,277           1,386         136%
Financing costs                                                         6,359           4,885          30%
Cash flow from operations                                             112,062          41,081         173%
Cash distributed to unitholders                                        79,033          37,351         112%
Operating netback                                                     126,386          52,673         140%
Capital expenditures net of property dispositions                     143,592          32,910         336%

Net debt (long-term debt net of working capital)                       79,208          85,854         (8%)
Debt-to-annual-current-cash-flow ratio                                   0.71            2.10        (66%)
Weighted average trust units outstanding                               44,652          33,965          32%
Units outstanding at year-end                                          50,982          35,769          43%

WE CONTINUE TO
GROW
THROUGH
STRATEGIC
ACQUISITIONS

MESSAGE TO UNITHOLDERS

It would be easy to be complacent about our 2000 results. They are, by far, the best we've ever recorded. For example, cash flow from operations in the fourth quarter alone exceeded cash flow in all of 1998.

The year 2000 was an exceptionally good one for the two commodities that underlie your investment. Prices for both crude oil and natural gas were at ten-year highs. Strong prices conferred a great deal of success upon us and others in the industry.

Having said this, we don't think that high commodity prices should overshadow what our employees delivered last year. And, we think it is important to spell out just how materially they have improved prospects for the future.

We enhanced production, reserves and profit margins through the acquisitions of Venator Petroleum Company Limited and Reserve Royalty Corporation. We brought down cost structures and debt levels. And, we became positioned to initiate an extraordinary transformation in early 2001, through the acquisition of Cypress Energy Inc.


                         AN EXTRAORDINARY TRANSFORMATION

With the Cypress acquisition, PrimeWest has become the largest gas-weighted royalty trust in Canada. We are one of only four trusts with enterprise values of more than a billion dollars. More to the point, we are the only large-cap trust with a majority of its assets in natural gas.

The Cypress transaction will improve the liquidity of your investment. It will make it easier in the future for us to access capital at a lower cost. And, this in turn will increase our competitiveness in delivering value-added growth.

The accretiveness of the Cypress acquisition enables PrimeWest to deliver an immediate and tangible benefit to unitholders. Distribution payments increased 10% beginning in May -- from 20 to 22 cents per trust unit per month. Backstopped by our commodity risk-management program, we expect to pay at this level at least through January 2002, which will make 2001 another record year.

                            EXCEPTIONAL ASSET QUALITY

To be sure, assets are the main drivers of value for unitholders. Reserves drive production, which drives cash flow, which drives distributions. Since inception, we have worked steadily to assemble what is now an exceptional array of high-quality producing and prospective properties. Our netback (profit margin) is now the sector's best.

PrimeWest's reserves -- including the newly acquired Cypress assets -- are split 66% natural gas and 34% crude oil and liquids. On a production basis, we are 60% natural gas and 40% crude oil and liquids. Reserve life index with Cypress? About 9.4 years -- below the sector average, but something we can build with our larger inventory of development opportunities.

Without doubt, assets are important. But, consider also the people of PrimeWest.


                  THE PEOPLE AND THE VALUE THEY CREATE FOR YOU

The people of PrimeWest work everyday to maximize your distributions, while at the same time preserve the value of your underlying asset base. They do it by being committed and staying focussed. And, they do it by following four strategies:

o    FINANCIAL PRUDENCE - FOR THE PRESENT AND FUTURE
o    RISK MANAGEMENT - TO HELP PROTECT YOUR INVESTMENT
o    OPERATING EXCELLENCE - TO CONTROL COSTS AND create asset value
o    ASSET GROWTH - TO HELP SUSTAIN DISTRIBUTIONS

The work of the people of PrimeWest, at head office and in the field, has now distinguished this Trust from all others. Their performance in 2001 and beyond will drive growth and prosperity for many years to come. We have matured as an organization. We welcome Michael O'Brien, Executive Vice-president, Corporate Development and Chief Financial Officer of Suncor Energy Inc., as our fourth independent director. Additional talent has been added from Cypress.

So, what have the people of PrimeWest done for you lately? Well, in 2000:

o RECORD per-trust-unit DISTRIBUTIONS of $1.77 DECLARED ON RECORD CASH FLOW of $2.51.
o    RECORD TOTAL RETURN OF 68%, TOP-QUARTILE FOR THE SECTOR.
o MORE STABLE AND PREDICTABLE DISTRIBUTIONS, BACKSTOPPED BY COMMODITY RISK-MANAGEMENT INSTRUMENTS.
o    TWO ACQUISITIONS, INCREASing Daily PRODUCTION more than 20%.
o    TOTAL PRODUCTION UP TO A DAILY AVERAGE OF 16,237 BOE PER DAY.
o    IMPROVED FINANCIAL FLEXIBILITY THROUGH REDUCED DEBT.
o    CONTINUED REDUCTION OF OPERATING and G&A COSTS.

And, since our inception to December 31, 2000, we generated cash flow available for distribution of $6.26 per trust unit, which exceeds the expectations we set forth at the time of our initial public offering by 38%.

                                   A UNIQUE BASIS FOR PROSPERITY

Where does this powerful combination of assets and people take PrimeWest and your investment? Let's review the strengths:

o    A BILLION-DOLLAR MARKET CAP, AND THE INCREASED LIQUIDITY THIS BRINGS.
o AN OPPOSITE WEIGHTING TOWARDS NATURAL GAS COMPARED WITH OUR PEERS, AND THE MARKET FAVOUR THAT comes FROM IT.
o AN EXPANDING TRACK RECORD OF RESULTS BUILT WITH CARE AND DISCIPLINE, AND THE CONFIDENCE THIS INDUCES.
o A SUITE OF UNTAPPED EXPLORATION AND DEVELOPMENT OPPORTUNITIES ON MORE THAN ONE MILLION ACRES OF LANDS, AND THE UPSIDE THEY PROMISE.
o A TEAM OF VETERAN PERFORMERS IN ALL THE NECESSARY DISCIPLINES, AND THE VALUE THEY ADD.

These are compelling attributes. They position us for one-of-a-kind prosperity in the royalty trust sector. They align with your interests: stable, predictable and sustainable distributions. And, they bring truth to the promise of growth.

The year 2001 should be a watershed for the royalty trusts, PrimeWest in particular. In outperforming the Oil and Gas Producers Index by a handsome margin over the past few years, the trusts have been rewarded with a preferred cost of capital. The sector is poised for significant growth, in part because of the tax-effectiveness of the trust structure and the maturity of the Western Canada Sedimentary Basin, which offers a deep inventory of acquisition opportunities. Some observers suggest that the trusts will become the new intermediate class of producers in the Canadian industry. We agree. And, we consider PrimeWest to be superbly positioned to compete successfully as a consolidator of assets and harvester of full economic value from oil and gas reserves.

We are justifiably proud of how far we have come in a few short years and of the reasons for our progress. A strategic plan. Extremely valuable underlying assets. A fervent attitude of professionalism and determination. Smart people working hard.

These have led to stability, predictability and sustainable growth. And, they have provided a unique foundation for future prosperity.

Thank you for your continued support.
April 10, 2001

HAROLD P. MILAVSKY
Chairman

KENT J. MACINTYRE
Vice-chairman and Chief Executive Officer

WE BUILT
FLEXIBILITY
AND
FINANCIAL
STRENGTH

                               FINANCIAL PRUDENCE
                                     FOR THE
                               PRESENT AND FUTURE


There are two main thrusts to our financial prudence strategy -- managing our capital structure well and providing for the future. Both are equally important.

We manage our capital structure -- debt and equity -- to give us financial flexibility near-term. We also set aside funds for future obligations, like distributions in times of low commodity prices and the proper abandonment and reclamation of facilities and sites.

2000 result -- We posted a 173% year-over-year increase in our cash flow -- $112 million or $2.51 per trust unit -- a record for the Trust. Of this cash flow, we distributed $79 million or $1.77 per trust unit, representing a payout ratio of 70.5%.

2000 result -- We increased total monthly distributions to a record level -- 20 cents per trust unit. In graduated steps, we added supplementary monthly payments onto the regular monthly distribution rate of 10 cents per trust unit, as commodity prices improved. These were backstopped by our risk management program.

2000 result -- We reduced net debt to $79 million, down from $86 million a year ago. By year-end, our debt-to-cash-flow ratio was down to 0.7 times. This gave us extraordinary financial flexibility -- either for an acquisition or for weathering a possible downturn in commodity prices.

2000 result -- We raised $40.3 million by issuing 4.83 million trust units on a bought-deal basis.

2000 result -- We contributed nearly $3 million to our site reclamation and restoration fund. Our contribution rate was much greater than in 1999 -- a conservative approach we consider to be among the most prudent in the royalty trust sector.

WE USE
PRUDENT
MEASURES TO HELP
SAFEGUARD
DISTRIBUTIONS


                                                                                    2001
% of production hedged (net of royalties)        1st quarter      2nd quarter    3rd quarter     4th quarter
                                                (pre-Cypress)
Natural gas   - Fixed price                               6%            15%            15%              7%
              - Insured*                                 38%            34%            28%             30%

Crude oil     - Fixed price                               0%            45%            45%             45%
              - Insured*                                 58%            51%            51%             51%


* PROVIDES DOWNSIDE PROTECTION AND PERMITS SUBSTANTIVE PARTICIPATION IN UPSIDE

                                 RISK MANAGEMENT
                                     TO HELP
                             PROTECT YOUR INVESTMENT


Commodity prices are the largest determinants of distribution rates and volatility. Our risk-management strategies aim to reduce these effects, so we can deliver distributions with an element of stability and predictability. Not every trust does this; we believe it is what most of our unitholders want.

Our aim is not to speculate on future commodity price performance. Rather, our objectives are to:

o    support the distribution rate expectations that we set forth to the market;
o    lock in transaction economics associated with material acquisitions; and
o    protect our capital structure should commodity prices cycle downwards.

We use a variety of hedging structures, many of which are `option'- or `put'-based. These have the advantage of mitigating downside exposure while providing substantial upside participation in commodity prices. In essence, they provide a form of insurance.

We have a Commodity Risk Management Committee. It manages risks related to commodities, interest rates, foreign exchange and credit through established policies that require periodic reporting to the Board.

We also manage the composition of our asset portfolio to reduce distribution risk. Crude oil and natural gas prices rise and fall on different cycles that don't necessarily coincide. Our relatively balanced mix can provide a `natural' hedge. And, our Gross Overriding Royalty interests enhance our high netback. They give more support to distributions when commodity prices decline.

WE
BALANCE
LOWERING COSTS
WITH
ENHANCING
ASSET VALUE

                              OPERATING EXCELLENCE
                               TO CREATE VALUE BY
                              ASSET DEVELOPMENT AND
                                  COST CONTROL


As operator of 75% of our production, we actively manage our asset portfolio. Our operating excellence strategy is focussed on creating value through asset enhancement. Our aim is to increase value through prudent development and the management of our cost structures. We are also guided by environmental and safety imperatives.

We use a portfolio approach to property development, with a well-diversified suite of risk-adjusted projects. These include in-fill and step-out drilling, waterflood optimization, work-overs and the use of new technologies.

2000 result -- We reduced operating costs per BOE by 3% to an average of $5.08. Savings came from capacity and efficiency gains made as operator of the Crossfield gas plant.

2000 result -- We tempered natural decline rates in our base production. Capital development and technical revisions, excluding acquisitions, replaced 35% of annual production. Base production was held to 97% of the 1999 level.

2000 result -- On a full-year basis, some 94 separate development projects delivered 1,135 BOE per day of new production. 2000 capital expenditures were focussed in Grand Forks, Crossfield and Boundary Lake with a 90% drilling success rate. Development activities were successful in improving our asset quality through the conversion of probable reserves to proven. In total 3.9 MMBOE of proven reserves were added at a cost of $5.75/BOE.

                                                                 2000
                             Established                     Property
                                Reserves   Production    Cash Flow(3)        Main products produced
                              (Thousands                   (Thousands
                                 of BOE)      (BOE/d)     of dollars)       Oil/NGLs          Gas
Sundre(1)                         15,472        3,408          24,782            41%          59%
Southeastern Alberta(2)           13,573        4,145          33,428            75%          25%
Crossfield/Lone Pine Creek         9,132        2,349          14,461            14%          86%
Laprise Creek                      8,714        1,743          14,034            12%          88%
Boundary Lake                      5,286          822           7,117           100%           0%
Kaybob South                       1,945          721           5,801            94%           6%
Other properties                  15,455        3,049          29,226            58%          42%
TOTAL                             69,577       16,237         128,849

(1)  Includes Garrington, Caroline, Westward Ho and Ricinus properties

(2) Includes Grand Forks, Medicine Hat, Patricia/Dinosaur and Enchant properties

(3)  Excludes hedging, G&A, interest and management fees

WE
INCREASED
RESERVES
AND
PRODUCTION

                                  ASSET GROWTH
                                     TO HELP
                              SUSTAIN DISTRIBUTIONS


The continued growth of PrimeWest is an absolute must. We are focussed and disciplined in our drive to increase the size, diversity and quality of our asset base.

Growth increases the liquidity of our trust units; this reduces our cost of capital and enhances our access to capital. These are key ingredients for adding unitholder value and sustaining distributions over the long term.

In evaluating acquisition opportunities we consider an array of criteria:

o We look for companies or properties with high netbacks (profit margins) to help make our future cash flows more stable and predictable.
o We also look for companies or properties that will strengthen our existing reserve base or replenish our development opportunity portfolio for future low-cost reserve additions.

Our aim is to sustain distributions.
2000 result -- We focussed on acquiring undervalued junior oil and gas companies. The Venator transaction brought us a high-quality suite of properties with several development opportunities that we began to exploit with success, increasing production by more than 10%.

2000 result -- The Reserve Royalty assets were mainly a well-diversified suite of gross overriding royalties (GORRs).

A GORR is entitlement to a percentage of a well's gross revenue -- without obligation to pay any operating costs or lessor royalties. Very good assets.

Our GORR interests represented our largest single asset. They complement the rest of our portfolio, which is mainly high-percentage working interests. The GORRs on the undeveloped lands have begun to generate incremental production and reserve additions without risk or cost to us.

                                  MANAGEMENT'S
                             DISCUSSION AND ANALYSIS

                          YEAR ENDED DECEMBER 31, 2000
                            COMPARED WITH YEAR ENDED
                                DECEMBER 31, 1999


THE FOLLOWING DISCUSSION IS MANAGEMENT'S OPINION ABOUT PRIMEWEST'S OPERATING AND FINANCIAL RESULTS FOR 2000 AND PREVIOUS YEARS, AND THE TRUST'S FUTURE OUTLOOK BASED ON CURRENTLY AVAILABLE INFORMATION. THIS SHOULD BE READ IN CONJUNCTION WITH THE TRUST'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999, TOGETHER WITH THE ACCOMPANYING NOTES. THESE ARE INCLUDED ON PAGES 29 THROUGH 42 OF THIS ANNUAL REPORT.

                                   HIGHLIGHTS

Year over year, cash flow improved dramatically, up 173% and increasing steadily throughout 2000 as commodity prices rose. While commodity prices had the greatest effect on cash flow, PrimeWest also executed on the key operational drivers within its control -- production, asset growth and cost control. Among the year's highlights:

o Cash flow per trust unit was a record $2.51, up 107% and distributions declared per trust unit were a record $1.77, up 61%.

o Average daily production grew by 8% compared with 1999, to a record 16,237 BOE per day.

o    We posted a record operating netback of $21.27 per BOE, up 116% over 1999.

o    Operating expenses per BOE were brought down by 3% to $5.08.

o    Cash G&A expenses were reduced by 28% to $0.70 per BOE.

o In September we raised $40.3 million by issuing 4.83 million trust units at $8.35 per trust unit. Net proceeds from this issue were used to strengthen our balance sheet.

o We completed two major acquisitions of junior oil and gas companies, having a total value of $116 million. The result was a net increase of 3,230 BOE per day of production (1,768 BOE per day annualized) at an average established reserve cost of $12.35 per BOE.

o Through acquisitions and capital development we added 13.0 million BOE to both proved and established reserves. After deducting 5.9 million BOE of production for 2000 as well as 1.1 million BOE of property dispositions, proved and established reserves are up 6.1 million BOE and 6.0 million BOE respectively year over year. Established reserves were 69.6 million BOE at the end of 2000, up 9% from 63.6 million BOE at the end of 1999.

o Capital development activities, including technical revisions, replaced 35% of 2000 production while acquisition activities, net of property dispositions, replaced 158% of 2000 production.

o Using a 10% discount rate, our net asset value was $10.55 per trust unit at December 31, 2000 compared with $7.07 per trust unit the year before, an increase of 49%. During the year, we paid $79 million in cash distributions to unitholders. Accordingly, the total of net asset value plus cumulative distributions to the end of 2000 rose by 48%, from $10.77 to $16.02.

o We recorded a total return of 67.8% per trust unit year over year, up from 56.3% per trust unit in 1999. Our 2000 year-end unit price rose by 35% compared with year-end 1999 and our 2000 distributions declared climbed by 61% per unit.

o The year-end 2000 debt-to-annual-cash-flow ratio was 0.7:1. Long-term debt, net of working capital, was down $6.6 million year over year, despite spending more than $32 million in capital and assuming debt and negative working capital of $31 million through corporate acquisitions. Debt was managed through applying excess cash flow above our distributions as well as through our equity issue in September.

                              RESULTS OF OPERATIONS
                               PRODUCTION VOLUMES

Production volumes for 2000 averaged 16,237 BOE per day, up 8% from 1999 levels. About 70% of the incremental production came from our two acquisitions and 30% from our capital development program. At year-end, GORR volumes were 2,229 BOE per day, or 13% of total year-end volumes, with the remainder being working interest volumes.

Acquisition activities replaced 166% of 2000 production, and development activities, including technical revisions, replaced 35%.

Production Summary
                                2000    %     1999    %
                            ----------------------------
Oil (BARRELS PER DAY)          6.582   41    5,958   39
NGLs (BARRELS PER DAY)         1,483    9    1,293    9
Gas (MMCF PER DAY)             49.03   50    46.46   52
                            ----------------------------
TOTAL BOE PER DAY             16.237  100   14,995  100

Together, these acquisition and development additions more than offset naturally occurring declines in the productive capacity of the existing properties. This result has been accomplished by greater project diversification coupled with an increased emphasis on technology and stewardship.

PrimeWest's production mix was balanced in 2000, with approximately 41% being crude oil, 9% natural gas liquids, and 50% natural gas.

                                 SALES REVENUES

Gross sales revenues from crude oil, natural gas and natural gas liquids rose by 95% for the year ended December 31, 2000 to $191.3 million. The increase was due to higher sales prices received for all commodities and higher production volumes.

                                     PRICES

Throughout 2000 and into 2001, world oil prices have remained at high levels due to low inventories and high demand. Natural gas prices rose dramatically during the year and have remained strong in 2001, as North American consumer and industrial demand continues to grow at rates greater than supply.

Sales Prices
(CANADIAN DOLLARS)      2000           1999        Change
Crude oil ($BARREL)    36.67(1)       21.69           69%
NGLs ($/BARREL)        34.42          19.09           80%
Natural gas ($/MCF)     4.65(2)        2.51           85%
Total BOE ($/BOE)      32.19          17.95           79%

(1)  After deducting $1.82 per barrel for hedging

(2)  After deducting $0.31 per McF for hedging

A strengthening Canadian dollar and widening crude-oil quality differentials toward the end of the year only slightly offset the effects of rising WTI oil prices and the resulting increase in revenues (sales of crude oil are denominated in U.S. dollars).

PrimeWest's crude oil is a mix of light and medium gravity, averaging 32 degrees API. Crude oil is sold to various companies and markets under a number of different contracts at prevailing market prices.

In 2000, approximately 46% of our natural gas was sold to aggregators in Alberta and British Columbia, which offer a mix of prices and access to a number of markets in Canada and the United States. The remaining 54% of our gas was sold directly into the Alberta short- and long-term markets.

Crude oil revenues rose 87% from 1999 levels, to $88.3 million, because of stronger prices and increasing production. Crude oil revenues also reflect the effects of a number of hedging transactions entered into for 2000 to provide increased stability in cash distributions. These financial and physical hedging transactions resulted in opportunity costs of $4.4 million ($1.82 per produced barrel).

Natural gas revenues increased by 96% over 1999, to $83.4 million, due mainly to higher prices and sales volumes. Financial and physical hedging activities during 2000 resulted in opportunity costs of $5.6 million ($0.31 per produced
Mcf).

During 2000, essentially all of our natural gas liquids were sold to BP Canada Petroleum Company at prevailing market prices. Natural gas liquids revenues increased by 108% to $18.7 million, again due to stronger prices and higher volumes. PrimeWest did not hedge any prices on sales of natural gas liquids in 2000.

                                    ROYALTIES

Total royalties net of Alberta Royalty Tax Credit (ARTC) paid during 2000 were $35.2 million, an increase of 105% from $17.2 million paid in 2000 due mainly to increased prices received. As a percentage of gross sales revenues for the year ended December 31, 2000, royalty expense was 18.4%, up marginally from 17.5% in 1999.

ARTC was $0.56 million in 2000, compared with $0.8 million in 1999. The decrease is due to a lower ARTC claim rate arising from higher commodity prices.


                               OPERATING EXPENSES

Operating expenses, net of processing income, were $30.2 million for 2000. This is an increase of 5% from 1999 in aggregate but a reduction of 3% on a per-BOE basis. Controlling operating costs and other expenses was a priority for us during 2000 and continues to be. While increased power costs are a concern, we expect that our per-BOE costs will decline again in 2001 with further cost-reduction initiatives. Also, we will register the full-year impacts of the Reserve Royalty GORRs and the lower cost structure of the Cypress properties.


                                OPERATING NETBACK

PrimeWest's operating netback (before G&A, management fees and interest expense) of $21.27 per BOE was 121% higher than in 1999, due mainly to significantly higher average selling prices and lower operating expenses.

Operating Netbacks
(DOLLARS PER BOE)          2000     1999     1998
                       ---------------------------
Revenue                   32.27    17.99    13.63
Royalties                (5.92)   (3.14)   (2.28)
Operating expenses       (5.08)   (5.23)   (5.40)
                       ---------------------------
Operating netback         21.27     9.62     5.95
--------------------------------------------------

                                   GENERAL AND
                             ADMINISTRATIVE EXPENSES

Cash general and administrative expenses, net of overhead recoveries, were $0.70 per BOE in 2000, a decrease of 28% from 1999. This resulted from a 22% reduction in aggregate expenses and an increase in production. Also, there were a number of one-time restructuring charges in 1999. We expect general and administrative costs to remain relatively flat on a per-BOE basis in 2001.

Non-cash general and administrative expenses of $10.3 million (1999 -- $0.5 million) relate to our Long-term Incentive Program for employees. The program is a `phantom option' plan, whereby employees are rewarded only if PrimeWest achieves a unitholder return (cumulative distributions plus growth in unit price) above 5% per annum. The significant increase in the expense year over year is due to the dramatic increase in both distributions and unit price in 2000. Pursuant to this plan, PrimeWest issued 226,423 trust units during the year (1999 -- 15,806). The expense relates to the `in the money' Unit Appreciation Rights vested, but not exercised, as at year-end.

                                 MANAGEMENT FEES

As the Manager of PrimeWest Energy Trust, PrimeWest Management Inc. receives a management fee of 2.5% of net production revenue, plus a specified number of trust units.

For the year ended December 31, 2000, management fees were $4.0 million, compared with $1.8 million in 1999, reflecting the dramatically higher cash flow. Of the $4.0 million, $3.3 million was paid in cash, and the balance was paid by the issuance of 90,411 trust units from treasury.

The above figures do not include acquisition or disposition fees totalling $1.7 million for 2000 (1999 -- $0.6 million), which are charged to capital assets as part of properties acquired. They also do not include the 1% retained royalty totalling $0.8 million for 2000 (1999 -- $0.4 million), which is paid as a dividend by PrimeWest Energy Inc. to PrimeWest Management Inc.

                                INTEREST EXPENSE

Interest expense increased to $6.4 million in 2000 from $4.9 million in 1999. This reflects higher average debt year over year and higher prime borrowing rates. Also contributing was the assumption, in connection with the acquisition of Reserve Royalty Corporation, of an obligation under an interest rate swap, whereby $25 million of debt is locked in at a rate of 6.48% plus stamping fee until 2004. PrimeWest also has a further $15 million of debt locked in at a rate of 5.535% plus stamping fee until June 2001. The average cost of debt increased from 5.9% in 1999 to 7.4% in 2000.

Interest costs are managed through a revolving facility and through the issuance of bankers' acceptances. In the near term, PrimeWest expects to benefit from recent and anticipated reductions in short-term interest rates for the unhedged portion of the debt.

                             DEPLETION, DEPRECIATION
                                AND AMORTIZATION

The 2000 and 1999 depletion, depreciation, and amortization rates were $7.21 and $6.34 per BOE, respectively. Higher depletion rates are due in part to the Reserve Royalty acquisition, given the higher BOE value of the gross overriding royalty reserves compared with working interest reserves. This higher value comes from the fact that GORR production is not burdened with royalties, operating expenses or capital costs.

                                SITE RECLAMATION
                             AND RESTORATION RESERVE

A provision of $2.9 million was made for site reclamation and abandonment during 2000, compared with $0.8 million in 1999. Costs are estimated by PrimeWest based on independently prepared studies and charged to operations on a unit-of-production basis.

To fund anticipated increased costs, PrimeWest contributed $0.24 per BOE or $1.4 million in 2000, up from $0.15 per BOE or $0.8 million in 1999. A special contribution of $1.5 million also was made. In 2000, $3.6 million was paid out of the cash reserve to abandon and reclaim wells and properties, compared with $1.8 million in 1999.

As actual reclamation and abandonment costs are trending higher than in prior years, PrimeWest intends to maintain a prudent level of cash funding to the Site Restoration Reserve. This will enable us to meet our obligations under the Alberta Energy and Utilities Board's Long-term Inactive Well Program. And it will ensure that we maintain a reasonable reserve to meet future obligations for abandonment and reclamation work that arise from ongoing operations and acquisitions.

The Site Restoration Reserve had a balance of $0.4 million at year-end compared with $1.1 million at year-end 1999.

                                  INCOME TAXES

The Trust is able to claim certain tax deductions, for the benefit of unitholders, that shelter a portion of cash distributions from income tax until the units are sold or deemed to have been sold. These tax pools result from acquiring properties that have sufficient tax pools to shelter income in the Trust. Distributions received in 1999 were fully tax-deferred and 100% of their value will be used to reduce the adjusted cost base of trust units held by unitholders. Distributions received in 2000 were determined to be 53% taxable as other income and 47% tax-deferred return of capital.

The increased taxability of distributions is due mainly to increased cash flow received, which, in turn, is due primarily to higher commodity prices and increased production. PrimeWest expects that a comparable level of taxability will apply to its 2001 distributions, should similar commodity prices and operating results continue.

                                 NET ASSET VALUE

Net asset value is a measure of the net value of PrimeWest's underlying assets -- crude oil, natural gas and natural gas liquids reserves. These reserves are based on consultant average escalating commodity price forecasts, prior to provision for income taxes, interest costs, general and administrative costs and management fees, but after providing for estimated royalties, operating costs, other income, capital costs and abandonment costs. The net asset value includes the value of unproved lands, working capital, funds held for reclamation, and it deducts debt outstanding.

Based on an independent evaluation of PrimeWest's established reserves by Gilbert Laustsen Jung Associates Ltd., discounted at 10%, our net asset value was $10.55 per trust unit at the end of 2000, up 49% from 1999.

This rise reflects a 9% increase in established reserves -- due mainly to the acquisitions of Venator Petroleum Company and Reserve Royalty Corporation -- as well as higher commodity price forecasts. It was offset by a 43% increase in the number of trust units and exchangeable shares outstanding year over year.

In addition to our net asset value, distributions paid to the end of the year since inception in October 1996, were $5.47 per trust unit.

Net Asset Value
(MILLIONS OF DOLLARS, EXCEPT       2000     1999     1998
FOR PER-TRUST-UNIT)
----------------------------------------------------------
Established reserves (1)          623.0    328.0    313.0
Unproved lands                     17.2     10.2     10.6
Reclamation fund                    0.4      1.1      1.8
Working capital (deficit)         (0.3)      5.8      2.4
Long-term debt                   (78.9)   (92.2)   (73.0)
                               ---------------------------
Net asset value                   561.4    252.9    254.8
----------------------------------------------------------

Trust units outstanding (2)        53.2    35.77    33.02
Net asset value per trust unit    10.55     7.07     7.72
Cumulative distributions
declared per trust unit            5.47     3.70     2.60
----------------------------------------------------------

(1)  DISCOUNTED AT 10%

(2) FULLY DILUTED (TO ACCOUNT FOR EXCHANGEABLE SHARES AND THE EFFECTS OF THE LONG-TERM INCENTIVE PROGRAM.)

                                  LIQUIDITY AND
                                CAPITAL RESOURCES

In September 2000, we completed a $40.3-million equity financing, with the issuance of 4.83 million trust units at $8.35 per unit. The proceeds were used to reduce debt.

At year-end 2000, long-term debt was $78.9 million, or $1.52 per trust unit (including the PrimeWest Resources Ltd. exchangeable shares), as compared with $92.2 million, or $2.41 per trust unit at the end of 1999. During 2001 we will continue to manage our debt prudently by applying undistributed cash flow to a combination of debt reduction, contributions to an undistributed reserve, unit buy-backs and/or additional supplementary distributions.

Capital Expenditures
(THOUSANDS OF DOLLARS)                 2000        1999        1998
Land and lease                          545         323         535
  Geological and geophysical            817         893       1,496
Development drilling                 16.416      10,199      13,110
Plant and facilities                  5,665       2,335       1,646
Property acquisitions                 2,223      11,084      64,200
Property dispositions                 (855)     (5,909)    (16,424)
Corporate acquisitions              116,433      13,563          --
Head office                           2,348         422         629
--------------------------------------------------------------------
Total capital expenditures          143,592      32,910      65,192
--------------------------------------------------------------------
Corporate Acquisitions
                                                  Venator     Reserve
                                                              Royalty
                                             -------------------------
Acquisitions cost (millions of dollars)              32.5        84.0
Established reserves acquired (millions)              3.0         6.1
Acquired production (BOE/d)                         1,486       1,744
Production (BOE/d annualized)                       1,039         729
Acquisition cost/established BOE                    10.81     13.12 *
----------------------------------------------------------------------
* EXCLUDES THE VALUE OF UNPROVED LANDS

PrimeWest's year-end debt-to-unitholder-equity ratio was 26%, compared with 46% at December 31, 1999. At the end of 2000, PrimeWest's ratio of debt to trailing annual operating cash flow was 0.7 times compared with just over 2.0 times at the end of 1999. We expect the debt-to-operating-cash-flow ratio will remain in the range of 1.0 times for 2001. We will continue to strengthen our balance sheet to provide financial flexibility to enable us to pursue other acquisition and property-enhancement activities.

At December 31, 2000, PrimeWest had a negative working capital balance of $0.3 million, however, we had unused credit lines of approximately $70 million.

Debt Analysis
(THOUSANDS OF DOLLARS)                           2000         1999          1998
--------------------------------------------------------------------------------
Long-term debt                                 78,940       92,180        73,006
Working capital (deficit)                       (268)        5,850         2,369
Net debt                                       79,208       86,330        70,637
Market value of unitholders' equity (1)       467,172      237,863       166,767
Total capitalization                          546,380      324,193       237,404
--------------------------------------------------------------------------------

                               UNITHOLDER'S EQUITY

Net income was $55.6 million compared with $6.0 million in 1999. Net income increased due to 88% higher revenues offset by 31% higher total expenses. Equity issued, net of costs, totalled $124.3 million in 200, relating to the acquisitions of Venator and Reserve Royalty as well as the equity issue of $40.3 million in September. Cash distributed totalled $79 million, up 112% from 1999. Dividends declared were $1.6 million, up from $0.4 million in 199. The higher level of dividends is due to the PrimeWest Resources exchangeable shares issued in conjunction with the Venator acquisition (which receive dividends on the taxable portion of the distribution) as well as higher dividends paid to the Manager.

On November 29, 1999, the Trust received approval from The TSE to make a normal course issuer bid. With this bid, the Trust acquired 263,100 trust units at an average cost of $6.39 per unit. The bid expired on November 28, 2000. December 2000, the Trust received approval to renew its bid for a further one-year period. To December 31, 2000, no purchases has been made.

                                 BUSINESS RISKS

PrimeWest's operations are affected by a number of underlying risks, both internal and external to the Trust. These risks are similar to those affecting others operating in the conventional oil and gas royalty trust sector. The Trust's financial position, results of operations, and cash available for distribution to unitholders are directly impacted by these factors.

                                 COMMODITY PRICE
                              FOREIGN-EXCHANGE AND
                              INTEREST-R ATE RISKS

Prices received for production are impacted in varying degrees by factors outside the Trust's control. These include but are not limited to:

o World market forces, most importantly the actions of OPEC, and their implications for the price of crude oil.

o Increases or decreases in crude-oil quality differentials, and their implications for prices received by PrimeWest on the portion of our oil production that is medium gravity crude (about 40% at year-end).

o North American market forces, most notably shifts in the balance between supply and demand for natural gas and the implications for the price of natural gas. n And, to the extent that crude oil and natural gas prices received by PrimeWest are referenced to WTI oil, which is denominated in U.S. dollars, prices and revenue streams are impacted by changes in value between the Canadian and U.S. dollars.

Fluctuations in commodity prices, quality differentials, foreign exchange and interest rates are outside the control of PrimeWest and yet can have a significant impact on the level of cash available for distribution to unitholders. To mitigate a portion of this risk, we actively initiate, manage and disclose the effects of our hedging activities. We evaluate these activities against criteria established under a commodity risk-assessment and management program, which is regularly reviewed by the Board.

As part of PrimeWest's risk-management strategy in 2000, we hedged 44% of our full-year crude oil production and 27% of our full-year natural gas production, net of royalties. We used physical and financial instruments with a primary objective of enhancing the stability of cash distributions.

In connection with the acquisition of Cypress Energy Inc. in March 2001, PrimeWest entered into a series of pr price hedging contracts on 8,400 BOE per day of natural gas production and 6,000 BOE per day of crude oil production (annualized). The gas hedging instruments are floors, swaptions and swaps. The swaptions will give PrimeWest the future right to enter into swap transactions for fixed prices and terms. The oil hedging transactions consist of floors, swaps, costless collars and calls.

The natural gas hedges have an effective term until the end of the 2002 summer season. The crude oil hedges are for the period April through December 2001.

The cost of these risk-management activities equates to approximately $0.06 per trust unit over 2001 and approximately $0.03 per trust unit in 2002.

The combined effect of all oil-related transactions executed at the date of this annual report is downside protection below $U.S.25.00 per barrel on about 70% annualized of our overall crude production, net of royalties. As conditions warrant, PrimeWest may layer in additional risk-management instruments throughout the year.

For gas for 2001, we have layered in other hedging structures - swaps, floors and costless collars - representing about 38% of total gas production, net of royalties. The combined effect of all gas-related transactions executed at the date of this annual report is downside protection below $7.25 per Mcf.

Our marketing strategy for natural gas is to create a diversified market portfolio. This is accomplished by selling approximately 46% of natural gas production to aggregators and 54% of production into the Alberta short- and long-term markets.

The contracts that PrimeWest has with aggregators vary in length. They also relate to a blend of domestic and U.S. markets, with fixed and floating prices designed to provide price diversification to our revenue stream.

In addition to these noted risk-management tactics, PrimeWest also works to maintain a relatively balanced production portfolio. Because oil and gas price cycles do not often coincide, such a balance can provide some natural mitigation of price risk.

At year-beginning 2001, our commodity mix was 50% oil and NGLs, and 50% natural gas, the same as it was at year-beginning 2000.

After the acquisition of Cypress, the ratio became 66% gas and 34% oil and NGLs.

                                OPERATIONAL RISK

PrimeWest is exposed to a number of uncontrollable risks, which may affect our ability to achieve the corporate objective of maximizing cash available for distribution to unitholders while preserving underlying asset value. These risks include:

Acquisition risk: There is risk that PrimeWest may not be able to acquire producing properties at low cost to renew our inventory of assets.

To mitigate this risk, PrimeWest has a four-person acquisition and divestiture team, headed by one of the Trust's three vice-presidents. The team employs the talents of technical specialists within PrimeWest and external consultants, and continually scans the industry for opportunities. It evaluates potential corporate or property acquisitions and, where it makes sense to do so, rationalizes Trust properties.

Development risk: There is no certainty that the development and enhancement programs undertaken will result in reserve additions on an economic basis or in quantities sufficient to replace annual production.

Given the natural decline rates on our trust-like properties -- typically mature fields with significant oil and/or gas in place -- it becomes increasingly difficult to replace annual production with development work alone. Acquisitions are key. To maintain a successful development program, our technical team geologists, geophysicists, and engineers, working with the direction of a vice-president, apply a prudent development strategy. Risk is mitigated through project diversification and rigorous technical and economic assessments. Base production for 2000 was maintained at 97% of the 1999 level. For 2001 we are targeting 95% of the 2000 level.

Production risk: Well operations and the processing and physical delivery of commodities for sale can be subject to unexpected delays. We offset these risks by contracting with a range of service providers. We also perform proactive protective maintenance and surveillance on our facilities and wells. This is supported by telemetry, physical inspection and diagnostic tools. Our field production teams are headquartered in six field sites.

Marketing risk: Markets for oil and natural gas are not stable and PrimeWest's access to markets via pipelines and trucking are also exposed to interruption. We do several things to mitigate this risk. We try to coordinate our planned maintenance with other industry planned outages. Our production base at year-end was diversified through interests in more than 2000 oil and gas wells. We also manage a sophisticated commodity-price hedging program. A risk-management committee meets regularly to monitor and discuss the commodity markets and to develop recommendations for transactions. The vice-chairman can approve most price hedging decisions; major recommendations are subject to Board approval. The Board has stipulated that not more than 70% of natural gas production and not more than 70% of crude oil production may be hedged on a swapped basis (excluding `insured' volumes) during a rolling 24-month period.

To mitigate these business risks, the Manager employs experienced senior-level personnel, who use a hands-on approach to operating PrimeWest's properties and managing its financial affairs. Capital is spent only after strict economic criteria for production and reserve additions are assessed.

                            OUTLOOK AND SENSITIVITIES

During the first quarter of 2001, we continued to enjoy the unprecedented benefits of strong commodity prices for both crude oil and natural gas. It is not often that the price cycles for both commodities correlate, because the fundamental factors that affect their supply and demand are often different.

At the time of writing this annual report, most investment analysts were estimating average prices for 2001 in the range of $U.S.27.00 per barrel for WTI crude oil and $6.50 per Mcf for AECO natural gas. Meanwhile, actual prices received to date plus the forward market for the balance of 2001 were indicating $U.S.27.40 per barrel for \A/TI oil and $8.25 per Mcf for gas.

For business planning and budgeting purposes, PrimeWest normally uses a price forecast that lies somewhere in between the two above-cited sources.

Expectations are that OPEC will continue to discipline production; this would support an expectation of similar prices to those experienced in the latter part of 2000 and the early part of 2001.

For natural gas, expectations are that North American supply and demand will remain out of balance for some time, perhaps as long as three years. Drilling in Canada and the U.S. does not appear to be keeping up with consumer and industrial demand. There may be some price-related fuel switching as time goes by. Although gas prices have fallen from their highs, they are still very strong.

Given these expectations plus our expectations for increasing production, and factoring the hedging we already have in place, we expect 2001 cash flow to be very healthy. On March 6, 2001 we announced an increase and extension of our $O.2O-per-month distribution rate to $0.22 until at least the December 2001 distribution, paid January 15, 2002. Our intention is to maintain this distribution rate as long as possible through active risk management, asset growth, financial prudence and operating excellence.


CASH FLOW SENSITIVITIES FOR 2001 (AS AT APRIL 10, 2001)
INSPECT EN ANNUAL CASH AVAILABLE FOR DISTRIBUTION PER UNIT (INCLUDING HEDGING)

CHANGE                            PER-UNIT IMPACT ($)
----------------------------------------------------
Price
   Oil ($U.S.1.00 per barrel WTI rise)
      Below $U.S.25.00                           0.02
      Above $U.S.25.00                           0.04
      Above $U.S.27.00                           0.03

    Natural gas ($0.10 per Mcf rise)
      Below $7.25                                0.02
      Above $7.25                                0.03

   Financial
      Interest rate (1% rise)                  (0.02)
      Exchange rate ($U.S.0.01 rise)           (0.01)

                          MANAGEMENT RESPONSIBILITY FOR
                              FINANCIAL STATEMENTS

The consolidated financial statements of PrimeWest Energy Trust were prepared by, and are the responsibility of, the management of PrimeWest Management Inc. as agreed in the management agreement between PrimeWest, the Manager, and the Trust. These statements have been prepared in accordance with accounting principles generally accepted in Canada. The financial and operating information presented in this annual report is consistent with that shown in the consolidated financial statements.

Management has designed and maintains a system of internal controls to safeguard assets and ensure that transactions are properly authorized and recorded and form part of these financial statements. Where estimates are used in the preparation of these financial statements, management has ensured that careful judgement has been made and that these estimates are reasonable, based on all information known at the time the estimates are made.

The Board of Directors of PrimeWest is responsible for ensuring that management fulfills its responsibilities for financial reporting, and it has reviewed and approved these financial statements. The Board carries out this responsibility through the Audit Committee, which consists of the independent directors of the Board.

The Manager, acting on behalf of the unitholders, with approval of the Board of Directors, has appointed the external audit firm of PricewaterhouseCoopers LLP to examine the corporate and accounting records of PrimeWest and the Trust in order to express their opinion on the consolidated financial statements. The auditors have full and unrestricted access to the Audit Committee to discuss their findings.

Kent J. Mac Intyre                                       Susan M. Duncan
VICE-CHAIRMAN AND CHIEF EXECUTIVE OFFICER                VICE-PRESIDENT, FINANCE

April 10, 2001

                                AUDITORS' REPORT

To the unitholders of PrimeWest Energy Trust:

We have audited the consolidated balance sheets of PrimeWest Energy Trust as at December 31, 2000 and 1999, and the consolidated statements of income and cash available for distribution, unitholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the management of the Trust. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards required that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2000 and 1999, and the results of its operations and cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

PricewaterhouseCoopers LLP                   March 16, 2001. except for note 12,
CHARTERED ACCOUNTANTS                              which is as of March 29, 2001
Calgary, Alberta

                                  CONSOLIDATED
                                 BALANCE SHEETS

AS AT DECEMBER 31                                                           2000               1999
ASSETS
Current Assets
     Cash                                                                   $ --         $5,503,885
     Short-term Investments                                                   --            174,284
     Accounts Receivable                                              35,063,628         21,810,905
                                                                    -------------------------------
     Prepaid Expenses and Inventory                                    3,400,435          2,452,218

                                                                      38,464,063         29,941,292

Cash Reserved for Site Restoration and Reclamation   (NOTE 6)            398,300          1,059,679
Capital Assets                                       (NOTE 3)        395,375,685        289,209,067
                                                                    -------------------------------
                                                                    $434,238,048       $320,210,038
                                                                    ===============================

LIABILITIES AND UNITHOLDERS' EQUITY
Current Liabilities
     Bank Overdraft                                                   $  833,655            $   -
     Accounts Payable and Accrued Liabilities                         25,774,998       18,674,861
     Accrued Distributions to Unitholders                              9,960,899        3,554,729
     Due to Related Company                          (NOTE 9)          2,057,032        1,279,988
     Current Portion of Long-term Debt               (NOTE 5)            106,437          106,437
                                                                    -------------------------------

                                                                   $  38,733,021       23,616,015

Long-term Debt                                       (NOTE 5)         78,940,471       92,179,517
Future Income Taxes                                  (NOTE 10)        16,595,723                -
Long-term Incentive Liability                        (NOTE 8)          8,930,062          475,594
Site Restoration and Reclamation Provision                             1,958,296        3,899,296

                                                                  $  145,157,573     $120,170,422
                                                                    ===============================

Unitholders' Equity
     Net Capital Contributions                       (NOTE 7)        435,341,898      311,048,889
     Accumulated Income (Loss)                                        43,014,175      (2,379,130)
     Accumulated Cash Distributions                                (186,518,031)    (107,484,698)
     Accumulated Dividends                                           (2,757,567)      (1,145,445)
                                                                    -------------------------------

                                                                    2,89,080,475      200,039,616
                                                                    -------------------------------

                                                                    $434,238,048     $320,210,038
                                                                    ===============================



Harold P. Milavsky                     Kent J. MacIntyre
CHAIRMAN OF THE BOARD OF DIRECTORS     VICE-CHAIRMAN AND CHIEF EXCEUTIVE OFFICER

                           CONSOLIDATED STATEMENTS OF
                               UNITHOLDERS' EQUITY


FOR THE YEARS ENDED DECEMBER 31                                             2000             1999
-------------------------------------------------------------------------------------------------
Unitholders' Equity - Beginning of Year,
   as previously reported                                           $200,039,616      213,213,317

Adjustment to Unitholders' Equity at the
   Beginning of Year to Adopt New Future
   Income Tax Standard                               (NOTE 10)      (10,218,312)                -
      Net Income for the Year                                         55,611,617        5,984,752
      Capital Contributions, Net of Costs                            124,293,009       18,598,244
      Cash Distributions                                            (79,033,333)     (37,350,697)
      Dividends                                                      (1,612,122)        (406,000)
                                                                     ----------------------------

Unitholders' Equity - End of Year                                   $289,080,475     $200,039,616
                                                                     ============================

                           CONSOLIDATED STATEMENTS OF
                            INCOME AND CASH AVAILABLE
                                FOR DISTRIBUTION

FOR THE YEARS ENDED DECEMBER 31                                             2000             1999
-------------------------------------------------------------------------------------------------
REVENUE
     Sales of Crude Oil, Natural Gas and Natural Gas Liquids        $191,338,570      $98,246,904
     Crown and Other Royalties, Net of ARTC                          (35,157,085)     (17,182,292)
     Other Income                                                        379,114        1,998,099
                                                                    -----------------------------
                                                                    $156,560,599      $83,062,711
                                                                    =============================

EXPENSES
     Operating                                                        30,174,655       28,608,863
     Cash General and Administrative                                   4,139,881        5,321,415
     Non-cash General and Administrative                              10,295,591          586,292
     Interest                                                          6,359,041        4,855,309
     Attempted Takeover Costs                                                 --        1,144,595
     Cash Management Fees                                             3,276,7888        1,385,887
     Non-cash Management Fees                                            731,154          446,484
     Depletion, Depreciation and Amortization                         42,864,711       34,699,114
                                                                    -----------------------------
                                                                     $97,841,821      $77,077,959
                                                                    =============================

Net Income before Taxes for the Year                                 $58,718,778       $5,984,752
                                                                    =============================

     Capital Taxes                                                       548,707               --
     Future Taxes                                    (NOTE 10)         2,558,454               --
                                                                    -----------------------------
                                                                       3,107,161               --
                                                                    -----------------------------
     Net Income for the Year                                          55,611,617        5,984,752
                                                                    =============================

Add Back (Deduct) Amounts to Reconcile to Distributions
     Depletion, Depreciation and Amortization                         42,864,711       34,699,114
     Undistributed Reserve                                          (29,265,995)      (2,484,813)
     Contribution to Reclamation Fund and Interest thereon           (2,963,883)        (868,450)
     Attempted Takeover Costs, Net of Income                                  --        (635,402)
     Management Fees Paid by the Issuance of Trust Units                 731,154          446,484
     Employee Long-term Incentive Plan                                10,295,591          586,292
     Future Income Taxes                                               2,558,454               --
                                                                    -----------------------------
                                                                     $24,220,032      $31,743,225

CASH AVAILABLE FOR DISTRIBUTION                                      $79,831,649      $37,727,977
                                                                    -----------------------------

Cash Available for Distribution to Trust Unitholders (99%)           $79,033,333      $37,350,697
                                                                    =============================

Cash Available for Distribution per Trust Unit                             $1.77            $1.10
Net Income per Trust Unit                                                  $1.25            $0.18
Fully Diluted Net Income per Trust Unit                                    $1.21            $0.18

                           CONSOLIDATED STATEMENTS OF
                                    CASH FLOW


FOR THE YEARS ENDED DECEMBER 31                                             2000             1999
-------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income for the Year                                                     $55,611,617       $5,984,752
Add: Items Not Involving Cash Flow from Operations
         Depletion, Depreciation and Amortization                            42,864,711       34,699,114
         Attempted Takeover Costs                                                    --        1,144,595
         Investment Income                                                           --      (1,779,997)
         Non-cash General and Administrative                                 10,295,591          586,292
         Non-cash Management Fees                                               731,154          446,484
         Future Income Taxes                                                  2,558,454               --
                                                                          ------------------------------
Cash Flow from Operations                                                   112,061,527       41,081,240

Change in Non-cash Working Capital                                          (7,598,072)      (7,456,903)
                                                                          ------------------------------
                                                                            104,463,455       33,624,337
                                                                          ==============================


FINANCING ACTIVITIES
     Proceeds from Issue of Trust Units, net of Costs                        39,896,212       18,829,242
     Acquisition of Trust Units pursuant to Normal Course Issuer Bid          (926,162)        (754,976)
     Cash Distributions to Unitholders                                     (79,033,333)     (37,350,697)
     Dividends Paid                                                         (1,612,122)        (406,000)
     Increase (Decrease) in Long-term Debt                                 (41,449,046)       19,173,121
     Change in Non-cash Working Capital                                       6,291,954        1,540,138
                                                                          ------------------------------
                                                                           (76,833,397)        1,030,828
                                                                          ==============================

INVESTING ACTIVITIES
     Expenditures on Capital Assets                                        (25,791,235)     (14,170,151)
     Acquisition of Capital/Corporate Assets  (NOTE 4)                      (6,306,029)     (24,647,847)
     Proceeds on Disposition of Capital Assets                                  855,002        5,908,540
     Cash Reserved for Future Site Restoration and Reclamation                  661,379          721,048
     Expenditures on Site Restoration and Reclamation                       (3,560,999)      (1,835,258)
     Proceeds on Disposition of Short-term Investments                          174,284        4,817,715
     Attempted Takeover Costs Expensed                                                -      (1,144,595)
                                                                          ------------------------------
                                                                           (33,967,598)     (30,350,548)
                                                                          ------------------------------

INCREASE (DECREASE) IN CAHS FOR THE YEAR                                   (16,337,540)        4,304,617
                                                                          ------------------------------

CASH, BEGINNING OF YEAR                                                       5,503,885        1,199,268
CASH (BANK OVERDRAFT), END OF YEAR                                         $  (833,655)     $  5,503,885
                                                                          ==============================

CASH INTERST PAID                                                          $  6,872,448     $  4,867,353
                                                                          ==============================
CASH TAXES PAID                                                            $    452,896     $         --
                                                                          ==============================

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


1. STRUCTURE OF THE TRUST

PrimeWest Energy Trust (the Trust) is an open-ended investment trust formed under the laws of Alberta pursuant to a declaration of trust dated August 2, 1996 as amended from time to time. The beneficiaries of the Trust are the holders of the trust units (the unitholders). Operations of the Trust consist of acquiring and holding, as the Trust's principal asset, a royalty entitling the Trust to receive 99% of the net cash flows generated by PrimeWest Energy Inc. and its wholly-owned subsidiaries PrimeWest Resources Ltd. and PrimeWest Royalty Corp. (collectively PrimeWest) from its oil and gas properties.

PrimeWest acquires oil and gas properties for its own account and sells a royalty to the Trust. The royalty acquired from PrimeWest effectively transfers substantially all of the economic interest in the properties acquired by PrimeWest to the Trust.

Pursuant to management agreements between PrimeWest, the Trust and PrimeWest Management Inc. (the Manager), the Manager is responsible for the administration of the Trust, the management of the business affairs of PrimeWest and the operation of the properties acquired by PrimeWest. The Manager receives reimbursement for all of its costs associated with these services as well as management fees from the Trust and PrimeWest for its services (SEE NOTE 9). The Manager owns the shares of PrimeWest, and a director of PrimeWest controls the Manager.


2. ACCOUNTING POLICIES CONSOLIDATION

These consolidated financial statements include the accounts of the Trust and PrimeWest. Although there is no legal ownership between these entities, the Trust, through the royalty, obtains substantially all of the economic benefits of the operations of PrimeWest. In addition, the unitholders of the Trust elect the majority of the Board of Directors of PrimeWest. The accounts of the Manager are not included in these financial statements.

CAPITA! ASSETS
PrimeWest follows the full cost method of accounting. All costs of acquiring oil and gas properties and related development costs are capitalized and accumulated in one cost centre.

Maintenance and repairs are charged against earnings. Renewals and enhancements that extend the economic life of the capital asset are capitalized.

Gains and losses are not recognized on disposition of oil and gas properties unless that disposition would alter the rate of depletion by 20% or more.

(i)      CEILING TEST
PrimeWest places a limit on the aggregate cost of capital assets which may be carried forward for depletion against net revenues of future periods (the ceiling test). The ceiling test is a cost-recovery test whereby: capitalized costs, less accumulated depletion and site restoration and the lower of cost and market value of unproved land, are limited to an amount equal to estimated undiscounted future net revenues from proved reserves, less general and administrative expenses, site restoration, management fees, future financing costs and applicable income taxes. Costs and prices at the balance sheet date are used. Any costs carried on the balance sheet in excess of the ceiling test limitation are charged to income.

(ii) SITE RESTORATION AND RECLAMATION PROVISION
PrimeWest provides for the cost of future site restoration and reclamation, based on estimates by management, using the unit-of-production method. Actual site-restoration costs are charged against the accumulated liability. PrimeWest places cash in reserve to fund actual expenditures as they are incurred (SEE
NOTE 6).

(iii) DEPLETION, DEPRECIATION AND AMORTIZATION
Provision for depletion and depreciation is calculated on the unit-of-production method, based on proved reserves before royalties. Depreciation of major facilities is provided on a straight-line basis over the estimated useful life of the facilities. Reserves are estimated by independent petroleum engineers. Reserves are converted to equivalent units on the basis of approximate relative energy content.

Depreciation and amortization of head office furniture and equipment is provided for rates ranging from 10% to 30%.

JOINT VENTURE ACCOUNTING
PrimeWest conducts substantially all of its oil and gas production activities through joint ventures, and the accounts reflect only PrimeWest's proportionate interest in such activities.

LONG-TERM INCENTIVE PLAN
Liabilities under the Trust's Long-term Incentive Plan are estimated at each balance sheet date, based on the amount of vested Unit Appreciation Rights that are in the money using the unit price as at that date. Liabilities are recorded through non-cash general and administrative costs, with an offsetting amount in long-term liabilities. As trust units are issued under the plan, the exercise value is recorded in unitholders' equity.

INCOME TAXES
The Trust is an inter-vivos trust for income tax purposes. As such, the Trust is subject to tax on any taxable income that is not allocated to the unitholders.

Periodically, current taxes may be payable y6 PrimeWest, depending upon the timing of income tax deductions. Should these taxes prove to be unrecoverable, they will be deducted from royalty income in accordance with the royalty agreement.

Future income taxes for PrimeWest are recorded using the liability method of accounting. Future income taxes are recorded to the extent that the carrying value of PrimeWest's capital assets exceeds the available tax pools and other temporary differences. (SEE NOTE 10).

SHORT-TERM INVESTMENTS
Investments are reported on the balance sheet at the lower of cost or market value. The quoted market value approximated cost at December 31, 1999. There were no short-term investments held at December 21, 2000.

FINANCIAL INSTRUMENTS
PrimeWest uses financial instruments to manage its exposure to fluctuations in commodity prices, foreign-currency exchange rates and interest rates. PrimeWest does not use financial instruments for speculative trading purposes and, accordingly, they are accounted for as hedges. Gains and losses on hedging activity are reflected in revenue, or in the case of interest rate hedges, in interest expense, at the time of sale of the related hedged production, or when the monthly exchange contract expires.

3. CAPITAL ASSETS

                                                   2000                                               1999
------------------------------------------------------------------------------------------------------------------------------
                                                ACCUMULATED                                      ACCUMULATED
                                                 DEPLETION,                                        DEPLETION,
                                               DEPRECIATION              NET                     DEPRECIATION            NET
                                                        AND             BOOK                              AND           BOOK
                                     COST      AMORTIZATION            VALUE             COST    AMORTIZATION          VALUE
------------------------------------------------------------------------------------------------------------------------------
Property acquisition
  oil and gas rights         $474,090,551      $135,255,909     $338,834,642     $350,641,363    $100,160,392    $250,480,971

Drilling and completion        51,768,617        10,216,012       41,552,605       31,175,388       5,047,405      26,127,983

Production facilities
  and equipment                16,397,401         3,249,347       13,148,054       14,126,269       2,720,322      11,405,947

Head office furniture
  and equipment                 31,99,504         1,359,120        1,840,384        2,101,723         907,557       1,194,166

                             ------------------------------------------------------------------------------------------------
                             $545,456,073      $150,080,388     $395,375,685     $398,044,743    $108,835,676    $289,209,067
                             ================================================================================================

Unproved land costs of $17,238,100 (1999 - $10,165,500) are excluded from costs subject to depletion and depreciation.

4. CORPORATE ACQUISITIONS

a) On April 19, 2000, PrimeWest Resources Ltd. ("Resources") completed the acquisition of all of the issued and outstanding shares of Venator Petroleum Company Limited ("Venator") on a unit/share for share exchange. Resources issued
0.657 trust units or 0.657 exchangeable shares for each Venator share. In aggregate, 2.4 million trust units and 2.0 million exchangeable shares were issued for total consideration, including debt assumed and costs associated with the acquisition, of $32.5 million. Subsequent to the transaction, the assets of Venator were transferred to Resources and Venator was dissolved. The acquisition was accounted for using the purchase method of accounting with the net assets acquired and liabilities assumed summarized as follows:

Net assets acquired at assigned values
  Petroleum and natural gas assets                $34,391,703
  Working capital (deficit)                        (2,322,872)
  Future income taxes                              (1,898,262)
                                                  -----------
                                                  $30,170,569
                                                  ===========
Consideration
   Trust units issued                             $15,637,149      Petroleum and natural gas    $13,357,717
   Exchangeable shares issued                      13,281,985      Working capital assumed          205,806
   Costs associates with acquisition                1,251,435      Purchase Price                13,563,523
                                                  $30,170,569


b) On July 27, 2000, PrimeWest Royalty Corp. ("Royalty Corp.") completed the acquisition of all of the issued and outstanding shares of Reserve Royalty Corporation on a unit-for-share exchange. Royalty Corp. issued 0.65 Trust units for each Reserve Royalty share. In aggregate, 6.67 million trust units were issued for total consideration, including debt assumed and costs associated with the acquisition, of $84.0 million. Subsequent to the transaction, Reserve Royalty was amalgamated into Royalty Corp. and the majority of its assets transferred to the Trust. The acquisition was accounted for using the purchase method of accounting with the net assets acquired and liabilities assumed summarized as follows:

Net assets acquired at assigned values
  Petroleum and natural gas assets               $  85,860,409
  Working capital                                    1,048,560
  Long-term debt assumed                          (28,210,000)
  Future income taxes                              (1,920,694)
                                                 $  56,778,275
Consideration
   Trust units issued                            $  53,946,664
   Costs associated with acquisition                 2,831,611
                                                 $  56,778,275

c) On November 3, 1999, PrimeWest Resources Ltd. ("Resources") completed the acquisition of all of the issued and outstanding shares of Aberdeen Petroleum (Canada) Ltd. ("Aberdeen") for cash consideration of $13,563,523. Subsequent to the purchase, Aberdeen was dissolved, and all of the assets were distributed to Resources. The acquisition was accounted for using the purchase method with the price allocated as follows:


5. LONG-TERM DEBT
                                        2000              1999
--------------------------------------------------------------
Revolving credit facility        $78,879,200       $92,022,190
Capital lease obligation              61,271           157,327
                                 $78,940,471       $92,179,517
Current position                     106,437           106,437
Total                            $79,046,908       $92,285,954

PrimeWest and the Trust (as co-borrowers) have a combined revolving credit facility in the amount of $150 million, with a borrowing base at December 31, 2000 of $150 million. In addition to amounts outstanding under the facility, PrimeWest has outstanding letters of credit in the amount of $4.3 million. Collateral for the credit facility is provided by a floating-charge debenture in the principal amount of $200 million. PrimeWest has provided a guarantee on any advances made by the Trust under the facility.

Advances under the facility are made in the form of either Banker's Acceptances
(BAs) or prime rate loans. In the case of BA~, interest is a function of the BA rate plus a stamping fee based on the Trust's current ratio of debt to cash flow. In the case of prime rate loans, interest is charged at the bank's prime rate.

The credit facility will revolve until April 30, 2001, by which time the lender will have conducted its annual borrowing base review. The lender also has the right to re-determine the borrowing base at one other time during the year. During the revolving phase, the facility has no specific terms of repayment. It the lender converts the revolving facility to a non-revolving facility, the amounts outstanding under the facility become repayable in ten equal semi-annual instalments, commencing six months from the maturity date of the facility. The Manager does not expect the lender to require any principal repayments within the next year.

During 1997, PrimeWest entered into a capital lease in the amount of $471,328, to finance the purchase of field equipment. The lease bears interest at 5% and matures in September 2002. PrimeWest has the option, in May 2002, to purchase the asset for 10% of the lease cost. Payments on the lease, including principal and interest, total $106,437 per year.

6. RESERVES

CASH RESERVE FOR SITE RESTORATION AND RECLAMATION
In 1996, an amount of $2,720,000 was contributed to this reserve from the proceeds of the initial public offering, representing 1996 and 1997 funding contributions. Commencing in 1998, funding for the reserve was provided for by reducing distributions otherwise payable based on an amount per BOE produced ($0.15 per BOE produced for 1998 and 1999 and $0.24 per BOE produced in 2000). The cash amount contributed, including interest earned, was $2,963,883 in 2000 (1999 -- $868,450). Actual costs of site restoration and abandonment totalling $3,560,999 were paid out of this cash reserve for the year ended December 31, 2000 (1999 -- $1,835,258).

Pursuant to a royalty agreement between the Trust and PrimeWest, PrimeWest also may establish the following reserves:

RESERVE TO FUND FUTURE PRODUCTION COSTS
This reserve must be used to pay operating expenses in a future period or, should the funds not be required for this purpose, the unitholder shall be entitled to 99% of these funds. For the year ended December 31, 2000 the amount reserved was $29,265,995 (1999 -- $2,484,813) and has been used to reduce long-term debt.

RESERVE TO HOLD CERTAIN EXCESS REVENUES
A reserve will be established if other revenues exceed total revenues by 10% or more. Since inception, other revenues have not exceeded this threshold and, therefore, no reserve has been established.

7. UNITHOLDERS' EQUITY PrimeWest Energy Trust
The authorized capital of the Trust consists of an unlimited number of trust units.

TRUST UNITS                                                       NUMBER OF UNITS         AMOUNTS
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                             33,023,084    $292,405,645
Issued for cash                                                         2,750,000      19,800,000
Issue expenses                                                                 --     (1,220,101)
Retired pursuant to Normal Course Issuer Bid                             (121,200)      (754,976)
Issued for payment of management fees                                      66,384         413,280
Issued pursuant to Distribution Reinvestment Plan                          34,727         249,343
Issued pursuant to Long-term Incentive Plan                                15,806         110,698
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                                             35,768,801    $311,048,889
Issued for cash                                                         4,830,000      40,330,500
Issue expenses                                                                 --     (2,741,213)
Retired pursuant to Normal Course Issuer Bid                             (141,900)      (926,162)
Issued to acquire Venator Petroleum Company Ltd.                        2,368,936      15,637,149
Issued to acquire Reserve Royalty Corporation                           6,660,082      53,946,664
Issued for payment of management fees                                      82,203         616,038
Issued on exchange of exchangeable shares                                 922,073       4,871,480
Issued pursuant to Distribution Reinvestment Plan                         265,475       2,306,926
Issued pursuant to Long-term Incentive Plan                               226,423       1,841,122
-------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                                             50,982,093    $426,931,393
=================================================================================================

The weighted average number of trust units outstanding in 2000 was 44,651,600 (1999 - 33,965,152).

PRIME I/VEST RESOURCES LTD.
In connection with the Venator transaction (see note 4a), PrimeWest Resources Ltd. amended its articles to create an unlimited number of exchangeable shares. The exchangeable shares are exchangeable into trust units at any time up to five years after issuance, based on an exchange ratio that adjusts each time PrimeWest makes a distribution to its unitholders. In certain circumstances, PrimeWest has the right to force redemption prior to the five-year expiry term. Dividends are paid to holders of exchangeable shares based on the estimated taxable portion of the monthly distribution paid. The exchange ratio, which was 11 on the closing date of the Venator transaction, is based on the total monthly distribution paid less the dividend paid, divided by the closing trust unit price on the distribution payment date. The exchange ratio at December 31, 2000 was 1.0933:1.

EXCHANGEABLE SHARES                                    NUMBER OF SHARES                  AMOUNT
-----------------------------------------------------------------------------------------------
Balance, December 31, 1999                                           --                      --
Issued to acquire Venator Petroleum Company Ltd.              2,012,422              13,281,985
EXCHANGED FOR TRUST UNITS                                     (900,052)             (4,871,480)
Balance, December 31, 2000                                    1,112,370               8,410,505


NORMA! COURSE ISSUER BID
On November 29, 1999, the Trust received approval from The Toronto Stock Exchange to make a normal course issuer bid. During 2000, the Trust acquired 141,900 trust units (1999 --121,200 trust units) pursuant to the bid at an average cost of $6.53 per trust unit (1999 -- average cost of $6.23 per trust unit). This bid expired on November 29, 2000. On December 15, 2000, the Trust received approval from The Toronto Stock Exchange to renew its bid for a further one year period. As at December 31, 2000, no purchases had been made under the renewed bid.

UNITS ISSUED FOR PAYMENT OF MANAGEMENT FEES
On January 15, 2001, the Trust issued 26,204 trust units in respect of management fees earned for the period October 1, 2000 to December 31, 2000 (1999 -- 17,956). The value of the units was $234,526 (1999 -- $119,408).


8. TRUST UNIT INCENTIVE PLAN

Under the terms of the Trust Unit Incentive Plan, a maximum of 2,490,000 trust units are reserved for issuance pursuant to the exercise of Unit Appreciation Rights (UARs) granted to employees of the Manager. Payouts under the plan are based on total unitholder return, calculated using both the change in the trust unit price as well as cumulative distributions paid. The plan requires that a hurdle return of 5% per annum be achieved before payouts accrue. UAR5 have a term of up to six years and vest equally over a three-year period, except for the independent members of the Board, whose UAR5 vest immediately. The Board of Directors has the option of settling payouts under the plan in PrimeWest trust units or in cash. To date, all payouts under the plan have been in the form of trust units.

Long-term incentive liability:

                                                                                          Current
                                                  UARs issued               UARs           return
AS AT DECEMBER 31, 2000                       AND OUTSTANDING             VESTED          PER UAR
--------------------------------------------------------------------------------------------------
1996 grants                                          543,875             543,875            $5.24
1997 grants                                          377,806             377,806             4.55
1998 grants                                          647,549             403,613             6.83
1999 grants                                        1,014,418             296,096            5.30\
2000 GRANTS                                        1,369,490              94,717             1.99
--------------------------------------------------------------------------------------------------
                                                   3,953,138           1,716,107            $5.20
==================================================================================================


UAR5 vested are multiplied by the current return per UAR to derive the balance sheet liability at December 31, 2000 of $8,930,062 (1999 -- $475,594).
Cumulative to December 31, 2000, 739,343 UAR5 have been exercised (1999 -- 62,616), resulting in the cumulative issuance of 242,229 trust units from treasury (1999 -- 15,806).


9. RELATED-PARTY TRANSACTIONS

For the year ended December 31, 2000, the Manager received management fees of $4,007,942 (1999 -- $1,832,371). Of this amount, $3,276,788 was paid in cash
(1999 -- $1,385,887) and the balance represents the issuance of 90,411 trust units from Treasury (1999 -- 67,762).

In addition, acquisition and disposition fees in the amount of $1,722,653 were paid to the Manager during 2000 (1999 -- $615,406). These fees were included in capital assets as part of the cost or net proceeds relating to oil and gas properties acquired or disposed.

The Manager also is entitled to receive a one-percent retained royalty from the net cash flow from the properties and is paid by dividend from PrimeWest. This amounted to $835,000 for 2000 (1999 -- $406,000).

As at December 31, 2000, the Trust and PrimeWest owed $2,057,032 (1999 -- $1,279,988) to the Manager for reimbursement of general and administrative and other costs incurred by the Manager on behalf of the Trust and PrimeWest.


10. INCOME TAXES

The Trust, and consequently the unitholders of the Trust, had taxable income totalling $38.3 million for 2000 representing approximately 53% of distributions paid in the year. The taxable income of the Trust in 1999 was nil.

PrimeWest and its subsidiaries had no taxable income for 2000 and 1999, as tax-pool deductions and the royalty payable were sufficient to reduce taxable income in these entities to nil.

Effective January 1, 2000, the Company changed the method of accounting for income taxes from the deferral method to the liability method. The new method was applied retroactively without restatement of prior periods. The effect of the change in accounting policy on the financial statements was to decrease unitholder's equity by $10,218,312 with a corresponding increase in the provision for future income tax liabilities on the balance sheet. The effect on the provision for income taxes for the current year as a result of this change in accounting policy was to increase future tax expense/liability by $2,558,454.

The future income tax provision results from temporary differences in the recognition of revenues and expenses for income tax and accounting purposes as follows:

                                                            2000
----------------------------------------------------------------
Capital assets                                      $ 11,737,337
Site restoration provision                               873,792
long-term incentive liability                          3,984,594
----------------------------------------------------------------
                                                    $ 16,595,723
================================================================

The provision for income taxes varies from amounts that would be computed by applying the combined Canadian federal and provincial income tax rates for the following reasons:

                                                                2000
--------------------------------------------------------------------
Net income before taxes                                $  58,718,778
====================================================================
Computed income tax expense at the Canadian
 statutory rate of 44.62%                              $  26,200,319
Increase (decrease) resulting from:
     Non-deductible crown royalties and other
     payments, net of ARTC                                   156,871
     Federal resource allowance                             (171,928)
     Amounts included in trust income and other          (23,626,808)
--------------------------------------------------------------------
Future income taxes                                    $   2,558.454
====================================================================


11. FINANCIAL INSTRUMENTS

a) COMMODITY PRICE RISK MANAGEMENT
PrimeWest generally sells its oil and gas under short-term market-based contracts. Occasionally, derivative financial instruments, options and swaps may be used to hedge the impact of oil and gas price fluctuations.

During 2000, PrimeWest entered into a number of different financial arrangements to hedge the sales price of its crude oil and natural gas production. In addition, in connection with the Reserve Royalty transaction, PrimeWest assumed the obligations pursuant to a number of financial hedging arrangements entered into by Reserve Royalty and its subsidiaries. For the fiscal year ended December 31, 2000, the effect of these transactions was a reduction in revenue of $2,177,236 (1999 --reduction of revenue of $3,861,681). The fair market value of all outstanding commodity price arrangements at December 31, 2000 was a loss of approximately $1.0 million. These hedges expire on March 31, 2001.

                                                                                                             Market
                   Instrument            Volume           Floor           Ceiling       Contract Term         Value
------------------------------------------------------------------------------------------------------------------------
Natural Gas   Costless Collar      5,000 Gj/day       $5.Ooigj          $10.00/Gj    Nov. '00 - Mar. '01    $(1,383,750)
Crude Oil     Costless Collar     1,000 Bbl/day  $U.s.29.00/bbl    $U.s.34.50/bbl    Jan. '01 - Mar. '01        414,002
------------------------------------------------------------------------------------------------------------------------
                                                                                                               (969,748)
                                                                                                            ============

b) FOREIGN-EXCHANGE-RATE RISK MANAGEMENT

PrimeWest is exposed to foreign currency fluctuations on its operations, because crude oil prices received are referenced to U.S.-dollar-denominated prices. Effective January 1, 1998, PrimeWest entered into a foreign exchange swap agreement with a Canadian chartered bank. The agreement fixed the exchange rate at $1.42 ($Cdn/$U.S.), based on a notional principal amount of $U.S.1,000,000 per month. On June 19, 1998, PrimeWest renegotiated a new rate of $1.4487 ($Cdn/$U.S.), with a maturity date of December 31, 1999. The effect of this swap agreement was a reduction in sales revenue of $444,100 in 1999. This swap expired on December 31, 1999. There were no foreign exchange rate hedges in place in 2000.

c) INTEREST-RATE RISK MANAGEMENT

During 1998, PrimeWest entered into two agreements to fix the interest rate on $25 million of debt at BA rates of 5.495 percent until June 2000, and on $15 million of debt at BA rates of 5.535 percent until June 2001. The effect of these swaps was an increase in the interest paid for 2000 by $60,150 (1999 -- $228,403). The fair value of the unexpired interest rate swap at December 31, 2000 was a gain of $6,095 (1999 -- gain of $63,420).

In connection with the acquisition of Reserve Royalty, PrimeWest assumed the obligation under an interest rate swap on $25 million of debt fixed at a BA rate of 6.48% until May, 2002. The counter-party has the option to extend the swap to May 2004. The fair market value of this interest rate swap at December 31, 2000 was a loss of $858,767.

d) FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash, short-term investments, accounts receivable, accounts payable and accrued liabilities, accrued distributions to unitholders, long-term debt and financial hedges. As at December 31, 2000 and 1999, the fair market value of the financial instruments, other than long-term debt and financial hedges, approximate their carrying value, due to the short-term maturity of these instruments. The fair value of long-term debt approximates its carrying value, because the cost of borrowing approximates the market rate for similar borrowings.

12. SUBSEQUENT EVENT

On February 16th, 2001, PrimeWest and Cypress Energy Inc. announced that they had entered into an agreement where PrimeWest offered to purchase all of the issued and outstanding Class A and B common shares of Cypress. On March 29, 2001, PrimeWest announced the successful completion of the transaction whereby 97% of the outstanding Cypress shares were tendered to the bid. PrimeWest acquired the remaining shares under the compulsory acquisition provisions of Canadian corporate law. Accordingly, Pr i meWest issued 50.2 million trust units, 5.44 million exchangeable shares and paid $58.4 million in cash pursuant to the takeover bid offer.

        ADDITIONAL INFORMATION ABOUT PRIMEWEST IS CONTAINED IN THE ANNUAL INFORMATION FORM (AIF) AND OTHER DOCUMENTS CONTAINED ON THE PRIMEWEST WEB
                    SITE, LOCATED AT WWW.PRIMEWESTENERGY.COM.
     WITHIN PRIMEWEST'S AIF, UNITHOLDERS CAN FIND A DETAILED DESCRIPTION OF
            PRIMEWEST'S MAJOR PROPERTIES (INCLUDING 2000 DEVELOPMENT
                           ACTIVITIES AND 2001 PLANS).


                            SUPPLEMENTARY INFORMATION
                              OPERATING HIGHLIGHTS

                                                                                                         4 mos
                                                      2000         1999         1998         1997         1996
--------------------------------------------------------------------------------------------------------------
DAILY SALES VOLUMES
     Crude oil (barrels per day)                     6,582        5,958        5,868        3,737        3,372
     Natural gas liquids (barrels per day)           1,483        1,293        1,226        1,137          993
     Natural gas (millions of cubic feet per day)    49.03        46.46        50.41        42.22        31.47
                                                    ----------------------------------------------------------
                                                    16,237       14,995       15,497       11,913        9,610
                                                    ==========================================================

AVERAGE SELLING PRICES
     Crude oil (dollars per barrel)                 $36.67       $21.69       $16.92       $25.93       $30.93
     Natural gas liquids (dollars per barrel)       $34.42       $19.09       $14.55       $22.65       $23.87
     Natural gas (dollars per thousand cubic feet)  $ 4.65       $ 2.51       $ 1.83       $ 1.85       $ 1.59
                                                    ----------------------------------------------------------
     Total (dollars per barrel of oil equivalent)   $32.19       $17.95       $13.58       $16.94       $18.64
                                                    ==========================================================

                                                      2001         2000         1999         1998         1997
--------------------------------------------------------------------------------------------------------------
ESTABLISHED RESERVES
     Crude oil (millions of barrels)                  24.4         20.0         21.7         15.3         12.6
     Natural gas liquids (millions of barrels)         6.4          6.1          6.5          6.7          4.5
     Natural gas (billions of cubic feet)            232.7        224.0        243.5        227.3        191.0
                                                    ----------------------------------------------------------
     Total (millions of barrels of oil equivalent)    69.6         63.7         68.8         59.9         48.9
                                                    ==========================================================

NET ASSET VALUE (millions of dollars,
except per-trust-unit)
     Established reserves (discounted at 10%)        623.0        328.0        313.0        298.0        226.6
     Unproved lands                                   17.2         10.2         10.6          8.4          2.3
     Other assets                                      0.1          6.9          4.2          3.5          3.5
     Long-term debt                                  (78.9)       (92.2)       (73.0)       (66.7)       (14.2)
                                                    ----------------------------------------------------------
     Total net asset value                           561.4        252.9        254.8        243.2        218.2
                                                    ==========================================================

Per trust unit                                      $10.55       $ 7.07       $ 7.72       $ 9.75       $ 8.76
                                                    ==========================================================

                            SUPPLEMENTARY INFORMATION
                                    RESERVES

                                                                          Jan. 1,    Jan. 1,    Jan. 1,    Jan. 1,
                                                               Natural       2001       2000       1999       1998
                                                   Natural         gas      total      total      total      total
                                       Crude oil       gas     liquids   reserves   reserves   reserves   reserves
                                           (MBBL)    (MMCF)      (MBBL)     (MBOE)     (MBOE)     (MBOE)     (MBOE)
---------------------------------------------------------------------------------------------------------------
RESERVES SUMMARY
As at January 1, 2001
     Proved producing                     17,804    162,133      4,074     48,900     45,326     45,868     40,624
     Total proved                         20,166    192,590      4,885     57,149     50,963     54,068     47,549
     Probable                              8,405     80,256      3,072     24,855     25,350     29,607     24,588
     Total proved and probable            28,571    272,846      7,957     82,004     76,313     83,675     72,138
     Established                          24,369    232,725      6,421     69,577     63,638     68,871     59,843
     % of total established reserves         35%        56%         9%
                                       ==============================

NOTE: GAS CONVERTED TO BOE ON THE BASIS OF 6:1


                                                     2000       1999       1998       1997
                                                   (MMBOE)    (MMBOE)    (MMBOE)    (MMBOE)
--------------------------------------------------------------------------------------------
     Opening reserves                                63.6       68.9       59.8       48.9
     Capital additions                                0.6        0.8       6.4         6.2
     Technical revisions                              1.5      (4.7)       0.6         1.7
     Acquisitions                                    10.9        6.6      10.4         7.7
     Dispositions                                    (1.1)      (2.6)      (2.6)      (0.3)
     Production                                      (5.9)      (5.3)      (5.7)      (4.3)
                                                  ------------------------------------------
     Ending reserves                                 69.6       63.6       68.9       59.8
                                                  ==========================================

                                                            Acres          Net value
                                                     GROSS          NET          ($)
------------------------------------------------------------------------------------
UNPROVED LANDS
Sundre
     Caroline                                       71,237       56,841    3,279,350
     Garrington                                     23,638       12,329      206,100
     Westward Ho                                     9,230        8,448      193,100
Kobes Creek                                          7,160        2,864      253,100
Southeastern Alberta                                53,648       30,397      981,642
Crossfield/Lone Pine Creek                          55,060       42,181    4,659,092
Boundary Lake                                        4,820        4,620        9,900
Gross Overriding Royalty Interests                 243,797      243,797    3,678,909
Others                                              61,840       46,686    3,976,909
                                                ------------------------------------
Total                                              530,430      448,163   17,238,102
                                                ====================================

                            SUPPLEMENTARY INFORMATION
                                    RESERVES

AS AT JANUARY 1, 2001                          ESTABLISHED         PROVED        PROBABLE
-----------------------------------------------------------------------------------------
RESERVES BY MAJOR PROPERTY
CRUDE OIL (Mbbl)
     Sundre(1)                                       2,012          1,491           1,041
     Laprise Creek                                      --             --              --
     Southeastern Alberta(2)                         7,923          6,554           2,737
     Crossfield/Lone Pine Creek                        314            260             107
     Boundary Lake                                   5,151          4,674             953
     Kaybob                                          1,624          1,382             483
     Others                                          7,345          5,805           3,084
                                               ------------------------------------------
     Total                                          24,369         20,166           8,405

NATURAL GAS (Bcf)
     Sundre(1)                                        60.9           45.0            31.8
     Laprise Creek                                    45.3           40.2            10.2
     Southeastern Alberta(2)                          33.5           29.3             8.5
     Crossfield/Lone Pine Creek                       49.4           40.3            18.1
     Boundary Lake                                      .5             .5               -
     Kaybob                                            1.2            1.0              .3
     Others                                           41.9           36.3            11.3
                                               ------------------------------------------
     Total                                           232.7          192.6            80.2

NATURAL GAS LIQUIDS (Mbbl)
     Sundre(1)                                       3,309          2,410           1,797
     Laprise Creek                                   1,157            809             695
     Southeastern Alberta(2)                            61             55              12
     Crossfield/Lone Pine Creek                        584            466             236
     Boundary Lake                                      45             42               6
     Kaybob                                            125            110              30
     Others                                          1,140            993             296
                                               ------------------------------------------
     Total                                           6,421          4,885           3,072


(1)  INCLUDES GARRINGTON, CAROLINE, WESTWARD HO & RICINUS PROPERTIES
(2)  INCLUDES GRAND FORKS, MEDICINE HAT, PATRICIA/DINOSAUR & ENCHANT PROPERTIES

                            SUPPLEMENTARY INFORMATION
                                    RESERVES

                                                  Discounted     Discounted     Discounted      Discounted
AS AT JANUARY 1, 2001                                   @ 0%          @ 10%          @ 12%           @ 15%
----------------------------------------------------------------------------------------------------------
PRESENT WORTH OF RESERVES
(THOUSANDS OF DOLLARS)
     Proved producing                                784,004        484,709        453,689         415,511
     Total proved                                    907,679        549,580        512,361         466,610
     Probable                                        401,638        147,927        128,958         107,405
     Total proved and probable                     1,309,317        697,507        641,318         574,015
     Established value January 1, 2001             1,108,498        623,543        576,839         520,312

     Established value January 1, 2000               624,050        327,601        299,360         265,392
     Established value January 1, 1999               606,073        312,844        284,298         249,876
     Established value January 1, 1998               627,402        298,011        268,345         233,217
     Established value January 1, 1997               479,200        226,600        204,100         177,500

                                                                                  Edmonton        Exchange
                                                                        WTI            Par            Rate
                                                                ($U.S./BBL)        ($/BBL)       ($U.S./$C)
-----------------------------------------------------------------------------------------------------------
CRUDE OIL PRICING ASSUMPTIONS
     2001                                                             26.73          39.67          0.6587
     2002                                                             23.80          34.63          0.6667
     2003                                                             21.51          30.56          0.6800
     2004                                                             21.58          30.20          0.6900
     2005                                                             21.90          30.24          0.7000
     Next 10 years                                                    24.04          32.39          0.7180
     Thereafter (annual escalation)                                      1%             1%          0.7200
                                                                ==========================================

                                                                                   Alberta
                                                                  Henry Hub     Government       BC direct
                                                                    ($U.S./         market        wellhead
                                                                     MMBTU)      ($/MMBTU)       ($/MMBTU)
-----------------------------------------------------------------------------------------------------------
NATURAL GAS PRICING ASSUMPTIONS
     2001                                                              5.35           7.04            7.42
     2002                                                              4.13           5.11            5.42
     2003                                                              3.57           4.32            4.46
     2004                                                              3.38           3.99            4.11
     2005                                                              3.37           3.96            4.03
     Next 10 years                                                     3.68           4.23            4.26
     Thereafter (annual escalation)                                      1%             1%              1%


                                                 2001         2000          1999         1998         1997
----------------------------------------------------------------------------------------------------------
ESTABLISHED RESERVE LIFE INDEX                   10.2         10.9          11.1         12.2         11.1
                                              ============================================================
(YEARS)

                            SUPPLEMENTARY INFORMATION
                                   PRODUCTION

                                                                                   Natural
                                                       Crude        Natural            gas
                                                         oil            gas        liquids           Total
                                                      (BBL/D)        (MCF/D)        (BBL/D)         (BOE/D)
----------------------------------------------------------------------------------------------------------
2000
     Sundre(1)                                           747         12,041            654           3,408
     Laprise Creek                                        25          9,294            169           1,743
     Southeastern Alberta(2)                           3,061          6,320             31           4,145
     Crossfield/Lone Pine Creek                          100         12,157            223           2,349
     Boundary Lake                                       818             --              4             822
     Kaybob                                              611            259             67             721
     Other areas                                       1,220          8,961            335           3,049
                                                    ------------------------------------------------------
     Total                                             6,582         49,032          1,483          16,237
                                                    ======================================================
1999
     Sundre(1)                                           885         13,512            711           3,848
     Laprise Creek                                        27          9,797            164           1,824
     Southeastern Alberta(2)                           2,821          4,413             13           3,570
     Crossfield/Lone Pine Creek                           94         12,775            192           2,415
     Boundary Lake                                       745            118              -             765
     Kaybob                                              775            469             73             926
     Other areas                                         611          5,374            140           1,647
                                                     -----------------------------------------------------
     Total                                             5,958         46,458          1,293          14,995
                                                     =====================================================
1998
     Sundre(1)                                        1,074         11,252            581           3,530
     Laprise Creek                                       37         11,521            154            2,112
     Southeastern Alberta(2)                          2,329          3,797              8           2,970
     Crossfield/Lone Pine Creek                          80         14,416            163            2,646
     Boundary Lake                                      753            240              5              798
     Kaybob                                             898            393            137           1,101
     Other areas                                        697          8,790            178            2,340
                                                     -----------------------------------------------------
     Total                                            5,868         50,409          1,226           15,497
                                                     =====================================================
1997
     Sundre(1)                                           895         11,746            609           3,462
     Laprise Creek                                        32         10,492            120           1,901
     Southeastern Alberta(2)                               -              -              -               -
     Crossfield/Lone Pine Creek                           71         12,708            154           2,343
     Boundary Lake                                       789             67              4             804
     Kaybob                                            1,223            613             80           1,405
     Other areas                                         727          6,595            169           1,998
                                                     -----------------------------------------------------
     Total                                             3,737         42,221          1,137          11,913
                                                     =====================================================

(1)  INCLUDES GARRINGTON, CAROLINE, WESTWARD HO & RICINUS PROPERTIES

(2)  INCLUDES GRAND FORKS, MEDICINE HAT, PATRICIA/DINOSAUR & ENCHANT PROPERTIES

                            SUPPLEMENTARY INFORMATION
                                   PRODUCTION

                                                                                                     4 mos
                                                 2000         1999          1998         1997         1996
----------------------------------------------------------------------------------------------------------
CRUDE OIL (barrels per day)
     First quarter                              5,763        6,154         4,780        3,680           --
     Second quarter                             6,038        5,805         6,206        3,843           --
     Third quarter                              7,087        5,957         6,264        3,646           --
     Fourth quarter                             7,422        5,919         6,201        3,778           --
                                              ------------------------------------------------------------
     Total average                              6,582        5,958         5,868        3,737        3,372
                                              ============================================================

NATURAL GAS LIQUIDS (barrels per day)
     First quarter                              1,264        1,342         1,278        1,045           --
     Second quarter                             1,537        1,277         1,254          948           --
     Third quarter                              1,521        1,193         1,185        1,416           --
     Fourth quarter                             1,610        1,360         1,188        1,134           --
                                              ------------------------------------------------------------
     Total average                              1,483        1,293         1,226        1,137          993
                                              ============================================================

NATURAL GAS (MMcf per day)
     First quarter                              48.13        48.91         49.18        40.25           --
     Second quarter                             48.39        47.34         54.00        36.24           --
     Third quarter                              52.10        41.27         49.95        43.31           --
     Fourth quarter                             47.49        48.40         48.51        48.97           --
                                              ------------------------------------------------------------
     Total average                              49.03        46.50         50.41        42.22        31.47
                                              ============================================================

TOTAL OIL EQUIVALENT (BOE per day)
     First quarter                             15,044       15,648        14,255       11,433           --
     Second quarter                            15,642       14,972        16,460       10,831           --
     Third quarter                             17,291       14,028        15,774       12,280           --
     Fourth quarter                            16,949       15,346        15,474       13,073           --
                                              ------------------------------------------------------------
     Total average                             16,237       14,995        15,497       11,913        9,610
                                              ============================================================

Natural gas as a percentage of production         50%          52%           54%          59%          54%

AVERAGE SELLING PRICES
     Crude oil ($/bbl)                         $36.67       $21.69        $16.92       $25.93       $30.93
     Natural gas liquids ($/bbl)               $34.42      $19.09$        $14.55       $22.65       $23.87
     Natural gas ($/Mcf)                       $ 4.65        $2.51         $1.83        $1.85        $1.59
                                              ------------------------------------------------------------
     Combined ($/BOE)                          $32.19       $17.95        $13.58       $16.94       $18.64
                                              ============================================================

OPERATING NETBACK (dollars per BOE)
     Sales revenue                              32.19        17.95         13.58        16.94        18.64
     Other revenue                               0.08         0.04          0.05         0.04           --
     Royalties                                  (5.92)       (3.14)        (2.28)       (3.27)       (3.25)
     Operating expenses                         (5.08)       (5.23)        (5.40)       (4.89)       (4.45)
     Operating netback                          21.27         9.62          5.95         8.82        10.94
                                              ============================================================

                            SUPPLEMENTARY INFORMATION
                              FINANCIAL HIGHLIGHTS

                                                                                                     4 mos
                                                 2000         1999          1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Cash flow from operations                     112,062       41,081        24,806       32,086       11,608
     per BOE                                    18.86         7.51          4.39         7.38         9.90
     per trust unit                              2.51         1.21          0.79         1.29         0.46

Operating revenues, net of royalties          156,561       81,282        64,257       59,592       18,043
     per BOE                                    26.34        14.85         11.36        13.71        15.39
     per trust unit                              3.51         2.39          2.04         2.39         2.17

Operating expenses                             30,175       28,609        30,550       21,270        5,218
     per BOE                                     5.08         5.23          5.40         4.89         4.45
     per trust unit                              0.68         0.84          0.97         0.85         0.63

Cash G&A expenses                               4,140        5,321         5,108        3,708          787
     per BOE                                     0.70         0.97          0.90         0.85         0.67
     per trust unit                              0.09         0.16          0.16         0.15         0.09

Cash management fees                            3,277        1,386           882          923          335
     per BOE                                     0.55         0.25          0.16         0.21         0.28
     per trust unit                              0.07         0.04          0.03         0.04         0.04

Financing costs                                 6,359        4,885         4,711        2,140           95
     per BOE                                     1.07         0.89          0.83         0.49         0.08
     per trust unit                              0.14         0.14          0.15         0.09         0.01

Operating netback                             126,386       52,673        33,707       38,322       12,825
     per BOE                                    21.27         9.62          5.95         8.82        10.94
     per trust unit                              2.83         1.55          1.07         1.54         1.54

Cash distributed to unitholders                79,033       37,351        25,769       33,409       10,956
     per trust unit                              1.77         1.10          0.82         1.34         0.44
                                          ================================================================

                            SUPPLEMENTARY INFORMATION
                              FINANCIAL HIGHLIGHTS

                                                                                                     4 mos
(THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER-UNIT)          2000       1999       1998       1997       1996
----------------------------------------------------------------------------------------------------------
Cumulative cash distributions                          186,518   107,485     70,134     44,365     10,956
     Per trust unit                                       5.47      3.70       2.60       1.78       0.44
Units outstanding at year-end                           50,982    35,769     33,023     24,950     24,900
Weighted average trust units outstanding                44,652    33,965     31,426     24,931     24,900
Exchangeable shares outstanding                          1,112        --         --         --         --
Exchange ratio at year-end                              1.0933        --         --         --         --

Capital expenditures, net of dispositions              143,592    32,910     65,192     49,724    242,623
Working capital (deficit)                                 (254)    5,850      2,369      1,845      1,308
Reclamation fund balance                                   398     1,060      1,781      1,738      2,223

Total assets                                           434,238   320,210    316,140    285,765    254,480
Net asset value                                        561,400   252,900    254,800    243,200    218,200
Net asset value per trust unit                           10.55      7.07       7.72       9.75       8.76

Total capitalization (including debt)                  546,380   323,718    237,403    276,953    294,290
                                                     ====================================================

DEBT ANALYSIS
Long-term debt, net of working capital                  79,208    85,854     70,637     64,878     12,920
Debt-to-annual-cash-flow ratio                            0.71      2.10       2.85       2.02       0.37
Debt-to-equity ratio                                      27.3%     46.1%      34.2%      34.5%       6.4%
Interest-coverage ratio                                   17.6       8.5        6.0       15.5      115.6
Average cost of debt                                       7.4%      5.9%       6.3%       4.8%       3.8%
Net debt per trust unit                                   1.52      2.41       2.14       2.60       0.52
                                                     ====================================================

TAX POOLS (consolidated)
Canadian oil and gas property expense (COGPE)          299,000   255,000    263,400    225,600    221,800
Canadian exploration expense (CEE)                       5,700        --      1,850        300         --
Canadian development expense (CDE)                       9,000        --         --      7,200         --
Capital cost allowance (CCA)                            35,850    24,425     32,330     25,000     13,600
Unit issue expenses                                      6,245     8,300     14,600     11,900     15,100
                                                     ====================================================

                                     SUPPLEMENTARY INFORMATION
                                        TRADING PERFORMANCE

                          First   Second    Third   Fourth
                        quarter  quarter  quarter  quarter
                           2000     2000     2000     2000    2000     1999     1998      1997      1996
----------------------------------------------------------------------------------------------------------
TRUST UNIT
TRADING
PERFORMANCE

Trust unit price: High     7.40     8.10     8.85     9.30     9.30     7.70     8.75     11.45     12.15
($)               Low      6.30     6.30     7.75     8.45     6.30     4.75     4.75      7.50     11.20
                  Close    6.40     8.05     8.40     8.95     8.95     6.65     5.05      8.50     11.30
Average daily
  volume traded          72,532  126,301  152,142  135,041  121,256   49,767   55,318    42,323   273,763
                        =================================================================================

MARKET INDICATORS

Average prices
WTI ($U.S. per barrel)    28.91    28.95    31.65    31.98    30.37    19.27    19.40     20.58     22.00

Exchange rate
  ($U.S./$Cdn)             0.69     0.68     0.67     0.66     0.67     0.67     0.67      0.72      0.73

Closing prices
Government of Canada
  10-year bond yield       5.92%    5.86%    5.74%    5.40%    5.40%    6.26%    4.91%     5.62%     6.41%

TSE 300 Index             9,462   10,195   10,378    8,934    8,934    8,414    6,486     6,699     5,927

TSE Oil and Gas
  Producers Index         5,184    6,383    6,916    7,271    7,271    4,976    4,074     5,869     6,577
                        =================================================================================


                                       2000         1999          1998         1997         1996
DISTRIBUTIONS DECLARED
(dollars per trust unit)
First quarter                          0.30         0.18          0.24         0.35           --
Second quarter                         0.39         0.23          0.22         0.30           --
Third quarter                          0.48         0.34          0.18         0.30           --
Fourth quarter                         0.60         0.35          0.18         0.39         0.44(1)
                                    ------------------------------------------------------------
Total                                 $1.77        $1.10         $0.82        $1.34        $0.44
                                    ------------------------------------------------------------
% tax-deferred                           47%         100%          100%         100%         100%
                                    ============================================================

(1)   REPRESENTS FOUR MONTHS

                                    PRIMEWEST
                              CORPORATE GOVERNANCE


STATEMENT

The Board of Directors and the management team of PrimeWest are committed to a high standard of corporate governance. Effective corporate governance requires specified reporting structures and business processes, a strategic plan, and a commitment to work according to these. We believe that sound corporate governance contributes to unitholder value and to trust and confidence in PrimeWest.

The Board of Directors of PrimeWest Energy Inc. is ultimately responsible under law for the stewardship of PrimeWest Energy Inc., including the business affairs of PrimeWest Energy Trust. To help execute this mandate, the Board has two standing committees, each consisting of only independent directors. These are the Audit Committee (which also functions as the Reserves Committee) and the Corporate Governance and Compensation Committee (which also functions as the Environmental, Health and Safety Committee).

The Toronto Stock Exchange has published guidelines for effective corporate governance, guidelines that represent a minimum standard for PrimeWest. These are set out below along with a notation as to PrimeWest's conformity to them.

DOES PRIMEWEST CONFORM TO THE GUIDELINES?

TSE CORPORATE GOVERNANCE GUIDELINES
1. The Board of directors should explicitly assume responsibility for the stewardship of the company, specifically:

(a.) ADOPTING A STRATEGIC PLANNING PROCESS
The Board receives presentations from management with respect to the long-term direction of the trust, strategic priorities and performance. The Board monitors to ensure that there is congruence between strategic plans, performance and unitholder expectations.

(b.) IDENTIFYING PRINCIPAL RISKS AND ENSURING THE IMPLEMENTATION OF SYSTEMS TO MANAGE THESE RISKS The Board and management are well versed in the principal risks associated with operating PrimeWest. Management updates the Board regularly about the corporate processes for managing risks related to commodity prices and differentials, production levels and trends, and compliance with environment, health and safety legislation and regulations.

(c.) PLANNING FOR SUCCESSION, INCLUDING THE APPOINTMENT, TRAINING AND MONITORING OF SENIOR MANAGEMENT The Corporate Governance and Compensation Committee oversees PrimeWest's compensation programs, practices and the performance of senior management. The Board also ensures that adequate provisions have been made for senior management training and succession.

(d.) ASSUMING RESPONSIBILITY FOR A CORPORATE COMMUNICATIONS POLICY
The Audit Committee reviews all operating and financial results prior to public disclosure. In addition, the Board has adopted written policies governing communications, disclosure and insider trading. These policies are responsive to securities laws and guidelines issued by The Toronto Stock Exchange.

(e.) ASSUMING RESPONSIBILITY FOR THE INTEGRITY OF INTERNAL CONTROL AND
     MANAGEMENT SYSTEMS
The Audit Committee oversees PrimeWest's financial reporting processes, the systems for internal control, the audit process, and the management of risk.

2. The majority of the Board should be unrelated (independent of management, free from conflict of interest).

     PrimeWest's Board of Directors currently consists of five individuals, the majority of whom are unrelated. There are four independent directors and one management director.

3.   Disclose whether or not each director is unrelated and explain.
     Barry E. Emes              Unrelated               Non-management
     Harold N. Kvisle           Unrelated               Non-management
     Michael W. O'Brien         Unrelated               Non-management
     Kent J. MacIntyre          Related                 Management
     Harold P. Milavsky         Unrelated               Non-management

4. The Board should appoint a committee of independent directors to nominate new directors and assess all directors' performance

     The Board has created Corporate Governance and Compensation Committee, consisting only of unrelated directors, whose mandate is to carry out this responsibility. Procedures for assessing performance are currently being formulated.

5. The Board should implement a process for assessing the effectiveness of the Board as a whole, the committees of the Board, and individual directors.

     The Corporate Governance and Compensation Committee has this responsibility and is currently reviewing formal procedures in this respect.

6. Every corporation should provide an orientation and education program for new recruits to the Board.

     In 2000, a new, unrelated director was appointed to the Board. During the recruitment process and following, he was briefed thoroughly about PrimeWest and the oil and gas royalty trust sector.

7. Every board should examine its size and, with a view to effectiveness, consider reducing to improve decision-making. The Board has examined its size, and considers that its current number is appropriate at this time.

8. The Board should review directors' compensation to ensure that it adequately reflects responsibilities and risks.

     The Corporate Governance and Compensation Committee carries out this responsibility annually.

9. Committees of the Board generally should be composed of independent directors with the majority being unrelated.

     The two committees of the PrimeWest Board are composed solely of independent and unrelated directors.

10. Every board should expressly assume responsibility for, or assign to a committee, the responsibility for developing the company's approach to corporate governance issues.

     The Corporate Governance and Compensation Committee focusses on corporate governance and ensures that PrimeWest's corporate governance system is effective.

11. The Board, together with the CEO, should:

     (A.) DEVELOP POSITION DESCRIPTIONS FOR THE BOARD AND FOR THE CEO, SETTING OUT LIMITS TO MANAGEMENT'S RESPONSIBILITIES The Corporate Governance and Compensation Committee has established clear sets of responsibilities for the Board as a whole and for its committees. It has also done this for the Vice-chairman and CEO, with defined limits to his responsibilities. The Vice-chairman and CEO delegates responsibility to senior officers of the company, who have written descriptions of their objectives.

     (B.) APPROVE OR DEVELOP THE CORPORATE OBJECTIVES FOR THE BOARD AND FOR THE CEO The full Board reviews and approves annual strategic and operating and financial objectives; management prepares these, and the Vice-chairman and CEO is accountable for them.

12. Every board should have structures and procedures to ensure that it can function independently of management.

     The Chairman of the Board is an unrelated director and independent of management. Any member of the Board may call a meeting to be held without management present. Members of the Audit Committee, which also functions as the Reserves Committee, meet directly with the Company's auditors and independent reserves engineering firm, in part without management present. The independent directors meet in camera at the end of each meeting.

13. All boards should have an Audit Committee, consisting only of non-management directors, which has a clearly defined mandate and appropriate oversight.

     The Audit Committee consists only of unrelated directors and has direct access to external auditors. The committee reviews financial reporting processes of PrimeWest, its systems of internal controls, and the audit process. The committee also reviews the annual reserves engineering report and all operating and financial results before disclosure.

14. The Board should enable an individual director to engage an outside advisor in appropriate circumstances, at the expense of the company.

     In circumstances considered to be appropriate by the Corporate Governance and Compensation Committee, an individual director may engage an outside advisor at company expense.

                              CORPORATE GOVERNANCE

STATEMENT                 The Board of Directors and the management team of
                          PrimeWest are committed to a high standard of corporate governance. Effective corporate governance requires specified reporting structures and business processes, a strategic plan, and a commitment to work according to these. We believe that sound corporate governance contributes to unitholder value and to trust and confidence in PrimeWest.

                          The Board of Directors of PrimeWest Energy Inc. is ultimately responsible under law for the stewardship of PrimeWest Energy Inc., including the business affairs of PrimeWest Energy Trust. To help execute this mandate, the Board has two standing committees, each consisting of only independent directors. These are the Audit Committee (which also functions as the Reserves Committee) and the Corporate Governance and Compensation Committee (which also functions as the Environmental, Health and Safety Committee).

                          The Toronto Stock Exchange has published guidelines for effective corporate governance, guidelines that represent a minimum standard for PrimeWest. These are set out below along with a notation as to PrimeWest's conformity to them.

                          TSE CORPORATE GOVERNANCE GUIDELINES

DOES PRIMEWEST CONFORM    1.    The Board of directors should explicitly assume
TO THE GUIDELINES?              responsibility for the stewardship of the
                                company, specifically:

                       YES      (A) ADOPTING A STRATEGIC PLANNING PROCESS
                                The Board receives presentations from management with respect to the long-term direction of the trust, strategic priorities and performance. The Board monitors to ensure that there is congruence among strategic plans, performance and unitholder expectations.

                                (B) IDENTIFYING PRINCIPAL RISKS AND ENSURING THE IMPLEMENTATION OF SYSTEMS TO MANAGE THESE RISKS

                       YES The Board and management are well versed in the principal risks associated with operating PrimeWest. Management updates the Board regularly about the corporate processes for managing risks related to commodity prices and differentials, production levels and trends, and compliance with environment, health and safety legislation and regulations.

                                (C) PLANNING FOR SUCCESSION, INCLUDING THE
                                APPOINTMENT, TRAINING AND MONITORING OF SENIOR MANAGEMENT
                       YES The Corporate Governance and Compensation Committee oversees PrimeWest's compensation programs, practices and the performance of senior management. The Board also ensures that adequate provisions have been made for senior management training and succession.

                                (D) ASSUMING RESPONSIBILITY FOR A CORPORATE
                                COMMUNICATIONS POLICY
                       YES The Audit Committee reviews all operating and financial results prior to public disclosure. In addition, the Board has adopted written policies governing communications, disclosure and insider trading. These policies are responsive to securities laws and guidelines issued by The Toronto Stock Exchange.

                                (E) ASSUMING RESPONSIBILITY FOR THE INTEGRITY OF INTERNAL CONTROL AND MANAGEMENT SYSTEMS
                       YES The Audit Committee oversees PrimeWest's financial reporting processes, the systems for internal control, the audit process, and the management of risk.

                          2. The majority of the Board should be unrelated (independent of management, free from conflict of interest).

                       YES PrimeWest's Board of Directors currently consists of five individuals, the majority of whom are unrelated. There are four independent directors and one management director.

                          3. Disclose whether or not each director is unrelated and explain.

                                Barry E. Emes         Unrelated   Non-management
                                Harold N. Kvisle      Unrelated   Non-management
                                Michael W. O'Brien    Unrelated   Non-management
                                Kent J. MacIntyre     Related     Management
                                Harold P. Milavsky    Unrelated   Non-management

                          4. The Board should appoint a committee of independent directors to nominate new directors and assess all directors' performance.

                                The Board has created Corporate Governance and Compensation Committee, consisting only of unrelated directors, whose mandate is to carry out this responsibility. Procedures for assessing performance are currently being formulated.

              PARTIALLY   5.    The Board should implement a process for
                                assessing the effectiveness of the Board as a whole, the committees of the Board, and individual directors.

                                The Corporate Governance and Compensation
                                Committee has this responsibility and is currently reviewing formal procedures in this respect.

                          6. Every corporation should provide an orientation and education program for new recruits to the Board.

                     YES In 2000, a new, unrelated director was appointed to the Board. During the recruitment process and following, he was briefed thoroughly about PrimeWest and the oil and gas royalty trust sector.

                          7. Every board should examine its size and, with a view to effectiveness, consider reducing the size to improve decision-making.

                     YES The Board has examined its size, and considers that its current number is appropriate at this time.

                          8. The Board should review directors' compensation to ensure that it adequately reflects responsibilities and risks.

                                The Corporate Governance and Compensation
                                Committee carries out this responsibility annually.

                          9. Committees of the Board generally should be composed of independent directors with the majority being unrelated.

                     YES The two committees of the PrimeWest Board are composed solely of independent and unrelated directors.

                          10.   Every board should expressly assume
                                responsibility for, or assign to a committee, the responsibility for developing the company's approach to corporate governance issues.

                     YES The Corporate Governance and Compensation Committee focuses on corporate governance and ensures that PrimeWest's corporate governance system is effective.

                          11.   The Board, together with the CEO, should:

                     YES (A) DEVELOP POSITION DESCRIPTIONS FOR THE BOARD AND FOR THE CEO, SETTING OUT LIMITS YES TO MANAGEMENT'S RESPONSIBILITIES

                                The Corporate Governance and Compensation
                                Committee has established clear sets of
                                responsibilities for the Board as a whole and for its committees. It has also done this for the Vice-chairman and CEO, with defined limits to his responsibilities. The Vice-chairman and CEO delegates responsibility to senior officers of PrimeWest, who have written descriptions of their objectives.

                     YES (B)APPROVE OR DEVELOP THE CORPORATE OBJECTIVES FOR THE BOARD AND FOR THE CEO
                                The full Board reviews and approves annual strategic and operating and financial objectives; management prepares these, and the Vice-chairman and CEO is accountable for them.

                          12.   Every board should have structures and
                                procedures to ensure that it can function independently of management.

                     YES The Chairman of the Board is an unrelated director and independent of management. Any member of the Board may call a meeting to be held without management present. Members of the Audit Committee, which also functions as the Reserves Committee, meet directly with the Company's auditors and independent reserves engineering firm, in part without management present. The independent directors meet in camera at the end of each meeting.

                                13. All boards should have an Audit Committee, consisting only of non-management directors, which has a clearly defined mandate and appropriate oversight.

                     YES The Audit Committee consists only of unrelated directors and has direct access to external auditors. The Committee reviews financial reporting processes of PrimeWest, its systems of internal controls, and the audit process. The Committee also reviews the annual reserves engineering report and all operating and financial results before disclosure.

                                14. The Board should enable an individual director to engage an outside advisor in appropriate circumstances, at the expense of the company.

                     YES In circumstances considered to be appropriate by the Corporate Governance and Compensation Committee, an individual director may engage an outside advisor at company expense.

         DISTRIBUTION REINVESTMENT AND OPTIONAL TRUST UNIT PURCHASE PLAN

The Distribution Reinvestment Plan (commonly referred to as the DRIP) and our Optional Trust Unit Purchase Plan provide our Canadian unitholders with an economical, convenient way to maximize their investment in PrimeWest. Participants do not pay any costs associated with these plans, including brokerage commissions.

Since 1998, the plans have enabled unitholders to reinvest their monthly distributions automatically and make additional annual investments of between $100 and $20,000 -- without incurring brokerage fees and with a 5% discount off the market price at the time.

If you are a Canadian resident and a registered unitholder (you have a trust unit certificate), you may fill out forms `Part A' and `Part B' located in the DRIP section of the PrimeWest Web site at www.primewestenergy.com. Directions for mailing are also there.

For further information, contact Computershare Trust Company of Canada, formerly The Trust Company of Bank of Montreal -- using a toll-free phone number (800-332-0095) or fax (514-982-7665). Or, consult the DRIP section of the PrimeWest Web site located at www.primewestenergy.com.


                                 FORWARD-LOOKING
                                   STATEMENTS

This annual report contains forward-looking statements with respect to PrimeWest.

Because forward-looking statements address future events and conditions, they involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include: commodity price levels and differentials; production levels; new information about the recoverability of reserves; operating and other costs; interest rates and currency-exchange rates; and changes in environmental and other legislation and regulations.

They also include other risks detailed from time to time in other publicly filed disclosure documents and securities commission reports of PrimeWest.

                              INDEPENDENT DIRECTORS

-------------------------------------------------------------------------------------------------------------
HAROLD P. MILAVSKY, FCA       HAROLD N. KVISLE, P.      MICHAEL W. O'BRIEN         BARRY E. EMES, LL.B.
CHAIRMAN,                     ENG. INDEPENDENT          INDEPENDENT DIRECTOR       INDEPENDENT DIRECTOR
INDEPENDENT DIRECTOR          DIRECTOR

MR. MILAVSKY IS CHAIRMAN OF
QUANTICO CAPITAL CORP., A     MR. KVISLE IS PRESIDENT   MR. O'BRIEN IS A 30-YEAR   MR. EMES IS MANAGING
PRIVATELY HELD COMPANY        AND CHIEF EXECUTIVE       VETERAN OF THE PETROLEUM   PARTNER OF THE CALGARY
ENGAGED IN MERCHANT           OFFICER OF TRANSCANADA    BUSINESS AND CURRENTLY     OFFICE OF STIKEMAN
BANKING, PRINCIPAL            PIPELINES LIMITED, AND    IS THE EXECUTIVE           ELLIOTT AND A PARTNER IN
INVESTMENTS AND               HE ACTS AS A DIRECTOR     VICE-PRESIDENT,            THE FIRM'S
ACQUISITIONS. MR. MILAVSKY    OF SEVERAL COMPANIES      CORPORATE DEVELOPMENT      CORPORATE/COMMERCIAL
SERVES AS A DIRECTOR OF       AND LIMITED               AND CHIEF FINANCIAL        GROUP. IN HIS PRACTICE,
ASPEN PROPERTIES LTD.,        PARTNERSHIPS WITHIN THE   OFFICER OF SUNCOR ENERGY   HE HAS COUNSELLED
TELUS CORPORATION INC.,       TRANSCANADA GROUP. MR.    INC. HE SERVES, AMONG      BORROWERS AND LENDERS IN
CITADEL DIVERSIFIED           KVISLE ALSO IS A          HIS OTHER                  FINANCINGS; SELLERS AND
MANAGEMENT LTD., CITADEL S1   DIRECTOR OF NORSKE SKOG   RESPONSIBILITIES, AS THE   PURCHASERS OF SHARES AND
MANAGEMENT LTD., CITADEL      CANADA AND OF ARC         CURRENT CHAIR OF           OTHER ASSETS; AND
TEF MANAGEMENT LTD., ENCAL    STRATEGIC ENERGY FUND.    CANADA'S CLIMATE CHANGE    INDEPENDENT COMMITTEES
ENERGY INC., ENMAX                                      VOLUNTARY CHALLENGE AND    AND FINANCIAL ADVISORS
CORPORATION, TORODE REALTY                              REGISTRY INC. (VCR         WITH RESPECT TO
LIMITED AND TRANSCANADA                                 INC.).                     CORPORATE ACQUISITIONS.
PIPELINES LIMITED.
-------------------------------------------------------------------------------------------------------------

                                 SENIOR OFFICERS

----------------------------------------------------------------------------------------------------------------------
KENT J. MACINTYRE               RONALD J. AMBROZY, P. ENG.   SUSAN M. DUNCAN, CA          TIMOTHY S. GRANGER,
VICE-CHAIRMAN AND CHIEF         VICE-PRESIDENT,              VICE-PRESIDENT, FINANCE      P. ENG.
EXECUTIVE OFFICER, DIRECTOR     BUSINESS DEVELOPMENT                                      VICE-PRESIDENT, PRODUCTION

MR. MACINTYRE HAS MORE THAN
21 YEARS OF OIL AND GAS         MR. AMBROZY HAS BEEN         A GRADUATE OF THE COMMERCE   MR. GRANGER IS A GRADUATE
EXPERIENCE, THE LAST 12 AS A    ACTIVE IN THE OIL AND GAS    PROGRAM AT THE UNIVERSITY    OF CARLETON UNIVERSITY'S
PRINCIPAL IN THE START-UP AND   INDUSTRY SINCE 1975,         OF LETHBRIDGE, MS. DUNCAN    ENGINEERING PROGRAM. HE
MANAGEMENT OF OIL AND GAS       INITIALLY HOLDING            HAS MORE THAN 16 YEARS OF    HAS MORE THAN 21 YEARS OF
VENTURES. PRIOR TO              PROGRESSIVELY MORE           EXPERIENCE IN FINANCE,       OIL AND GAS EXPERIENCE IN
ESTABLISHING PRIMEWEST, HE      RESPONSIBLE POSITIONS WITH   ACCOUNTING, AUDITING AND     DRILLING, PRODUCTION
WAS PRESIDENT AND CEO OF        GULF CANADA. DURING THE      TAX. FOR TEN YEARS OF HER    OPERATIONS AND PROPERTY
TRIAD ENERGY INC., AND BEFORE   LAST 12 YEARS OF HIS         CAREER, SHE WORKED IN        DEVELOPMENT INCLUDING
THAT, PRESIDENT AND CEO OF      CAREER, HE HAS LED THE       PUBLIC PRACTICE, BECOMING    POSITIONS AT PETRO-CANADA
OLYMPIA ENERGY VENTURES LTD.    EVALUATION OF PROPERTIES     A PRINCIPAL AT THE           AND AMERADA HESS. BEFORE
HE IS A DIRECTOR OF BLACKROCK   AND COMPLETION OF            CHARTERED ACCOUNTING FIRM    TAKING A LEADERSHIP ROLE
VENTURES INC., CAPTURE ENERGY   TRANSACTIONS WORTH MORE      OF COOPERS AND LYBRAND.      AT PRIMEWEST IN JUNE 1999,
LTD., CITADEL DIVERSIFIED       THAN $3 BILLION. A           PRIOR TO JOINING PRIMEWEST   MR. GRANGER HEADED THE
MANAGEMENT LTD., CITADEL S1     GRADUATE OF THE UNIVERSITY   IN 1996, MS. DUNCAN WAS      CANADIAN OPERATIONS OF A
MANAGEMENT LTD., CITADEL TEF    OF MANITOBA'S ENGINEERING    TREASURER OF TRIAD ENERGY    COMPANY BASED IN THE
MANAGEMENT LTD., AND GLR        PROGRAM, MR. AMBROZY         INC.                         UNITED STATES.
SOLUTIONS LTD. MR. MACINTYRE    JOINED PRIMEWEST IN 1997.
HOLDS A B.SC. (ENGINEERING)     HE CHAIRS THE PETROLEUM
DEGREE FROM THE UNIVERSITY OF   ACQUISITION AND DIVESTMENT
MANITOBA AND AN MBA FROM THE    ASSOCIATION.
UNIVERSITY OF CALGARY.
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

                              CORPORATE INFORMATION

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
DIRECTORS                                OFFICERS                               REGISTRAR AND TRANSFER AGENT
HAROLD P. MILAVSKY(1)                    HAROLD P. MILAVSKY                     Computershare Trust Company
Chairman                                 Chairman                               of Canada
Quantico Capital Corp.                                                          Toll-free in Canada:
                                         KENT J. MACINTYRE                      1-800-332-0095
KENT J. MACINTYRE(2)                     Vice-chairman and Chief Executive
Vice-chairman and                        Officer                                AUDITOR
Chief Executive Officer                                                         PricewaterhouseCoopers LLP, Calgary
PrimeWest Energy Inc.                    RONALD J. AMBROZY
                                         Vice-president, Business Development   ENGINEERING CONSULTANT
BARRY E. EMES(1)                                                                Gilbert Laustsen Jung
Partner                                  JAMES T. BRUVALL                       Associates Ltd., Calgary
Stikeman Elliott                         Secretary
                                                                                LEGAL COUNSEL
HAROLD N. KVISLE(1)                      SUSAN M. DUNCAN                        Stikeman Elliott,
President and Chief Executive Officer    Vice-president, Finance                Calgary
TransCanada Pipelines Limited
                                         TIMOTHY S. GRANGER                     FOR FURTHER INFORMATION
MICHAEL W. O'BRIEN(1)                    Vice-president, Production             General inquiries
Executive Vice-president                                                        403-234-6600
Corporate Development and                ANN C. LANIEL
Chief Financial Officer                  Land Manager                           Investor Relations
Suncor Energy Inc.                                                              Toll-free in Canada:
                                         HEAD OFFICE                            1-877-968-7878
(1) MEMBER OF THE AUDIT COMMITTEE AND    4700, 150 - 6 Avenue SW
THE CORPORATE GOVERNANCE AND             Calgary, AB Canada T2P 3Y7             e-mail: investor@primewestenergy.com
COMPENSATION COMMITTEE                   Telephone: 403-234-6600
(2) NOMINEE OF THE MANAGER               Toll-free in Canada:
                                         1-877-968-7878

                                         WEB SITE:
                                         www.primewestenergy.com

                                         TRUST UNITS TRADED
                                         The Toronto Stock Exchange, (PWI.UN)
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